Exhibit 10.2

LOAN AGREEMENT
Dated as of August 30, 2019
Between
NOHO COMMONS PACIFIC OWNER LLC
a Delaware limited liability company,
as Borrower
and
INVESCO CMI INVESTMENTS, L.P.,
a Delaware limited partnership,
as Lender

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SCHEDULES

Schedule I	–	Rent Roll
Schedule II	–	Required Repairs
Schedule III	–	Organizational Chart
Schedule IV	–	Intellectual Property
Schedule V	–	Property Reports
Schedule VI	–	Intentionally Omitted
Schedule VII	–	Initial Approved Annual Budget
Schedule VIII	–	Approved Capital Expenditures Budget
Schedule IX	–	Intentionally Omitted
Schedule X	–	Real Property Documents

EXHIBITS:

Exhibit A	–	Form of Requisition
Exhibit B	–	Form of Lien Waiver
Exhibit C	–	Disclosures
Exhibit D	–	Form Officer’s Certificate
Exhibit E	–	Form of CCR Estoppel Certificate

Exhibit D – Form Officer’s Certificate
Exhibit E – Form of CCR Estoppel Certificate

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ACTIVE 45078129v7

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of August 30, 2019 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between INVESCO CMI INVESTMENTS, L.P., a Delaware limited partnership, having an address at c/o Invesco Real Estate, 2001 Ross Avenue, Suite 3400, Dallas Texas 75201 (together with its successors and assigns, “Lender”), and NOHO COMMONS PACIFIC OWNER LLC, a Delaware limited liability company, having an address at 13949 Ventura Boulevard, Suite 350, Sherman Oaks, California 91423 (together with its permitted successors and permitted assigns, “Borrower”).
All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
I.DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1 Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
“Accounting Principles” shall mean a Federal income tax basis, GAAP, or other accounting principles reasonably approved by Lender.
“Accounts” shall have the meaning set forth in Section 6.1.
“Act” shall have the meaning set forth in Section 3.1.24(cc)(v).
“ADA” means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101 et. seq., as amended from time to time.
“Affiliate” shall mean, as to any Person, any other Person that (i) owns, directly or indirectly, twenty percent (20%) or more of all equity interests in such Person or is under common ownership, directly or indirectly, with twenty percent (20%) or more of all equity interests of such Person, and/or (ii) is in direct and/or indirect Control of, is directly and/or indirectly Controlled by or is under common direct and/or indirect ownership or Control with such Person, and/or (iii) is a direct or indirect director, officer or manager of such Person or of an

Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person.
“Affiliated Manager” shall mean any managing agent of the Property in which Borrower, Guarantors, any SPC Party (if any) or any Affiliate of such entities has, directly or indirectly, a beneficial or economic interest.
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alternative Rate” shall have the meaning set forth in Section 2.2.3(b).
“Alternative Rate Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at the Alternative Rate plus the Alternative Spread in accordance with the provisions of Article II hereof.
“Alternative Spread” shall have the meaning set forth in Section 2.2.3(b).
“Alteration Threshold” shall mean $750,000.00.
“Annex” shall have the meaning set forth in Section 3.1.41(a).
“Annual Budget” shall mean the operating expense and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Operating Income, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.
“Applicable Interest Rate” shall mean either (A) LIBOR Interest Rate plus the Applicable Spread with respect to any period when the Loan is a LIBOR Loan or (B) the Alternative Rate plus the Alternative Spread with respect to any period when the Loan is an Alternative Rate Loan; provided, however, that in no event shall the Applicable Interest Rate ever be less than 3.93%.
“Applicable Lending Office” shall mean the “lending office” of each Lender (or of an Affiliate of such Lender) designated for such Lender on the signature page hereof or such other office of Lender (or an Affiliate of Lender) as each Lender may from time to time specify to Borrower in writing as the office by which the Loan is to be made and/or maintained by such Lender.
“Applicable Spread” shall mean 2.18%.
“Appraisal” shall mean an “as-is” appraisal of the Property prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third-party appraiser, who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise reasonably satisfactory to Lender.
“Appraised Value” shall mean the “as is” appraised value of the Property, as determined by an Appraisal, and in connection with any calculation of the Loan to Value Ratio pursuant to the terms of this Agreement, that is dated not more than ninety (90) days prior to the date of the calculation thereof.
“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(e).
“Approved Independent Director Provider” shall mean (A) each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, and KRH Staffing, LLC; provided, that, the foregoing shall only be deemed Approved Independent Director Providers for as long as such providers meet Lender’s requirements, and (B) additional national providers of Independent Directors reasonably approved in writing by Lender.
“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement and Subordination of Management Agreement, dated the date hereof, among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Protection Agreement” shall mean that certain Collateral Assignment of Interest Rate Protection Agreement, dated as of the date hereof, between Borrower and Lender and acknowledged by SMBC Capital Markets, Inc. and any other Collateral Assignment of Interest Rate Protection Agreement hereafter delivered.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101 et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.
“Bankruptcy Event” shall mean with respect to any Person: (a) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person and such petition remains undismissed for ninety (90) days; (c) such Person filing an answer consenting to or otherwise consenting to or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, assignee, sequestrator (or similar official), liquidator, or examiner for such Person or any portion of the Property; (e) the filing of a petition against a Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other applicable law and such petition remains undismissed for ninety (90) days; (f) under the provisions of any other law for the relief or aid of debtors, an action taken by any court of competent jurisdiction that allows such court to assume custody or Control of a Person or of the whole or any substantial part of its property or assets and such petition remains undismissed for ninety (90) days; or (g) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto.
“Borrower Party” shall mean each of Borrower and Guarantors.
“Borrower Related Party” means, collectively and individually, any Borrower Party and any Affiliate of any of the foregoing, and any officer, director, manager, agent, employee or immediate family member of the foregoing, and any Person acting at the direction of any of the foregoing.
“Breakage Costs” shall have the meaning set forth in Section 2.2.3(f).
“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York or (ii) the state where the servicing offices of the Servicer are located.
“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property, excluding any Tenant Improvements, which are required to be capitalized according to GAAP.
“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure as contemplated by the Capital Expenditures Scope of Work.
“Capital Expenditures Budget” shall mean a budget showing all of the hard and soft costs, on a line item basis, to be incurred to achieve completion of the Capital Expenditure Scope of Work, which initial budget has been agreed to by Lender and is attached hereto as Schedule VIII, as the same may be amended or modified from time to time in accordance with the terms and provisions of this Agreement.
“Capital Expenditures Scope of Work” shall mean the capital expenditures and improvements more particularly described on Schedule VIII attached hereto and as more particularly set forth in the Capital Expenditures Budget, as amended or modified from time to time in accordance with this Agreement.
“Capped LIBOR Rate” shall mean (i) prior to the Initial Maturity Date, three and one-half percent (3.50%), and (ii) during each Extension Term, the strike price shall be at a rate that results in a Debt Service Coverage Ratio equal to or greater than 1.10x. For the purposes of this definition only, “Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio, calculated by Lender in which (a) the numerator is the Underwritten Net Operating Income as of the date of such calculation and (b) the denominator is the annual Debt Service on the

Outstanding Principal Balance assuming the Applicable Interest Rate is equal to LIBOR equal to the strike rate under the Interest Rate Protection Agreement for the applicable extension term plus the Applicable Spread.
“Cash Collateral Account” shall have the meaning set forth in Section 6.7.1.
“Cash Management Account” shall mean an Eligible Account under the sole dominion and control of Lender at the Cash Management Bank.
“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower, and Cash Management Bank.
“Cash Management Bank” shall mean the bank or banks selected by Lender to maintain the Cash Management Account. Lender may with prior notice to Borrower, in its reasonable discretion change the Cash Management Bank from time to time. As of the date hereof, the Cash Management Bank is KeyBank National Association.
“Cash Trap Funds” shall have the meaning set forth in Section 6.7.1.
“Cash Trap Period” shall mean the following:
(i) from and after the occurrence of any Event of Default, until Lender’s written acceptance in its sole and absolute discretion of the cure of the applicable Event of Default (provided that no Cash Trap Period remains in effect pursuant to clause (ii) or (iii) hereof); or
(ii) the occurrence of a Bankruptcy Event with respect to a Borrower Party or Sponsor, until the Bankruptcy Event is dismissed or is otherwise no longer existing (provided that no Cash Trap Period remains in effect pursuant to clause (i) or (iii) hereof); or
(iii) from and after the occurrence of a Debt Yield Event, until such time as the Debt Yield shall be at least: (A) after the second year of the Loan term, 6.5%, (B) after the third year of the Loan term and thereafter, 7.0%, and (C) after the fourth year of the Loan term and thereafter, 7.5%, in each case, for two (2) consecutive calendar quarters (provided that no Cash Trap Period remains in effect pursuant to clause (i) or (ii) hereof).
“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.
“Casualty and Condemnation Account” shall have the meaning set forth in Section 6.8.
“Casualty and Condemnation Funds” shall have the meaning set forth in Section 6.8.
“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).
“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, including, without limitation, with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Clearing Account” shall have the meaning set forth in Section 6.1.
“Clearing Account Agreement” shall mean that certain Lockbox – Deposit Account Control Agreement dated the date hereof by and among Borrower, Lender and Clearing Bank.
“Clearing Bank” shall mean KeyBank National Association, or any successor pursuant to the terms and provisions hereof.
“Closing Date” shall mean the date of funding the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Completion Guaranty” shall mean that certain Completion Guaranty of even date herewith from Karl Slovin, an individual, and Slovin Properties, Inc., a Delaware corporation, on a joint and several basis, for the benefit of Lender.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Contracts” shall mean all contracts, agreements, warranties, and guaranties relating to or governing the use, occupancy, operation, management, name, repair and service of the Property, and all leases, occupancy agreements, concession agreements, and commitments to provide rooms or facilities in the future, including all amendments, modifications and supplements to any of the foregoing.
“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise (other than being subject to approval of major decisions), and the terms Controlled, Controlling and Common Control shall have correlative meanings.
“Constituent Member” shall have the meaning set forth in Section 3.1.24(ee)(i).
“Counterparty” shall mean (a) the counterparty under the Interest Rate Protection Agreement or (b) a Person that guarantees such counterparty’s obligations under the Interest

Rate Protection Agreement or otherwise provides to such counterparty credit support reasonably acceptable to Lender; provided, however, that such guarantor shall be deemed the “Counterparty” for so long as the long-term credit rating issued by the Rating Agencies to such guarantor is better than the long-term credit rating of the actual counterparty under the Interest Rate Protection Agreement.
“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement and any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, the sum of the scheduled interest payment under the Note.
“Debt Service Coverage Ratio” shall mean, as of any date of determination, a ratio, reasonably calculated by Lender in which (a) the numerator is the Underwritten Net Operating Income as of the date of such calculation and (b) the denominator is the annual Debt Service on the Outstanding Principal Balance assuming the Applicable Interest Rate is equal to LIBOR as of the Determination Date immediately prior to the calculation plus the Applicable Spread.
“Debt Yield” shall mean, as of the last day of the calendar month immediately preceding the applicable date of determination, the quotient (expressed as a percentage) obtained by dividing (1) Underwritten Net Operating Income as of such date by (2) the Outstanding Principal Balance as of such date.
“Debt Yield Event” shall mean:
(i) after the second year of the Loan term, the Debt Yield is below 6%, as determined by Lender;
(ii) after the third year of the Loan term and thereafter, the Debt Yield is less than 6.5%, as determined by Lender; and
(iii) after the fourth year of the Loan term and thereafter, the Debt Yield is less than 7%, as determined by Lender.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Applicable Interest Rate.
“Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences; provided, however, that Lender shall have the right to change the Determination Date to any other day upon written notice to Borrower (in which event such change shall then be deemed effective) and, if requested by Lender, Borrower shall promptly execute an amendment to this Agreement in form reasonably acceptable to Borrower to evidence such change.
“Dominion” shall mean Dominion Bond Rating Service Limited.
“Draw Request” shall mean, with respect to each Future Advance, Borrower’s request for such Future Advance, together with Borrower’s Requisition and all other documents and information required by this Agreement to be furnished to Lender as a condition to such Future Advance.
“Eligible Account” shall mean an identifiable account which is separate from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations § 9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal and state authorities and having a long-term unsecured debt rating of “BBB-” or higher by S&P and “A2” or higher by Moody’s and a short-term unsecured debt rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least (x) “A-1” by S&P, (y) “P-1” by Moody’s and (z) “F-1” by Fitch (and the long term unsecured debt obligations of such depository institution are rated at least “A” by Fitch) in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch), and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long term unsecured debt obligations of which are rated at least (a) “A+” by S&P, (b) “A+” by Fitch (and the short term deposits or short term unsecured debt obligations or commercial paper of such depository institution are rated no less than “F1” by Fitch) and (c) “A1” by Moody’s; provided, however, that State Bank and Trust Co. shall be deemed to be approved by Lender as an Eligible Institution, and for purposes of the Cash Management Bank, the definition of Eligible Institution shall have the meaning set forth in the Cash Management Agreement.
“Embargoed Person” shall have the meaning set forth in Section 3.1.40.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantors in connection with the Loan for the benefit of Lender.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.
“ERISA” shall have the meaning set forth in Section 4.2.10.
“Event of Default” shall have the meaning set forth in Section 10.1(a).
“Excess Cash Flow” shall have the meaning set forth in Section 6.11.1(viii).
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or, in the case of Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or (ii) Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to Lender’s failure to comply with Section 2.5 and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Extension Fee” shall mean an amount equal to 0.25% of the sum of the Outstanding Principal Balance.
“Extension Option” shall have the meaning set forth in Section 2.3.2.
“Extension Period” shall mean each of (i) the period commencing on the day immediately following the Initial Maturity Date and ending on the First Extension Maturity Date, (ii) the period commencing on the day immediately following the First Extension Maturity Date and ending on the Second Extension Maturity Date, and (iii) the period commencing on the day immediately following the Second Extension Maturity Date and ending on the Third Extension Maturity Date.
“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(f).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.
“First Extension Maturity Date” shall mean September 9, 2022.
“First Extension Option” shall have the meaning set forth in Section 2.3.2.
“Fiscal Year” shall mean each twelve-month period commencing on January 1 and ending on December 31 of such calendar year during each year of the term of the Loan, except that the first Fiscal Year with respect to the Loan shall commence on the Closing Date and end on December 31, 2019. Provided no Event of Default exists, Borrower may change its Fiscal Year with the prior written consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed.
“Fitch” shall mean Fitch, Inc.
“Force Majeure” shall mean an act of God (such as tornado, flood, hurricane, etc.), fires and other casualties; strikes, lockouts or other labor disturbances (except to the extent taking place at the Property only); war, terrorist acts, riots, insurrections or civil commotions; embargos, shortages or unavailability of materials, supplies, labor, equipment and systems that first arise after the Closing Date; sabotage (excluding sabotage by Borrower or any of its Affiliates, or any of such parties’ agents or employees); vandalism (excluding vandalism by Borrower, Guarantors, or any of their respective Affiliates, or any of such parties’ agents or employees).
“Foreign Lender” shall mean (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes.
“Future Advance” or “Future Advances” shall mean, the Future Advance (Capital Expenditures).
“Future Advance (Capital Expenditures)” or “Future Advances (Capital Expenditures)” shall mean one or more advances of a portion of the Future Funding Amount available to Borrower, pursuant to Section 2.6 hereof, to reimburse Borrower or pay vendors directly for one hundred percent (100%) of the actual cost incurred by Borrower with respect to Capital Expenditure Work to be completed after the Closing Date in accordance with the terms hereof.
“Future Funding Amount” shall mean a portion of the Loan equal to Two Million Eighty-Eight Thousand Four Hundred Fifty and No/100 Dollars ($2,088,450.00) that will be available to be advanced to Borrower after the Closing Date in accordance with the terms and conditions set forth in this Agreement.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Government List” shall mean any list published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons).
“Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, inspections, signoffs, permits and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the use, occupancy and operation of the Improvements, including, without limitation, all land use, building, subdivision, zoning, environmental and similar ordinances and regulations promulgated by any Governmental Authority.
“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.
“Gross Revenue” shall mean all revenue or other proceeds derived from the ownership, operation, financing or sale of the Property (or any portion thereof) from whatever source, (including, without limitation, Rents, Lease Termination payments, and any revenue or proceeds received by any Borrower Related Party relating to the Property), any revenue received in connection with any tax certiorari proceeding and any amounts received by any Borrower Related Party as a result of any litigation or other legal, administrative or other proceeding (net of reasonable costs and expenses incurred by such Borrower Related Party in accordance herewith in recovering such amounts); provided, however, Gross Revenue shall not include any Awards or Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds) or disbursements of any Reserve Funds from the Accounts.
“Guarantors” shall mean, collectively, Karl Slovin, an individual, Slovin Properties, Inc., a Delaware corporation, and KBS SOR US PROPERTIES II LLC, a Delaware limited liability company, on a joint and several basis.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith from Guarantors for the benefit of Lender.
“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
“In Place Rents” shall mean actual rents received from Tenants during the immediately preceding three-month period but excluding Rents which are collected during the immediately preceding three-month period but are not applicable to such period.
“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable; (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder; (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests; (iv) all indebtedness guaranteed by such Person, directly or indirectly; (v) all obligations under leases that constitute capital leases for which such Person is liable; and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Director” shall have the meaning set forth in Section 3.1.24(dd).
“Initial Advance” shall have the meaning set forth in Section 2.1.1.
“Initial Approved Annual Budget” shall mean the Annual Budget that has been approved by Lender as of the date hereof and which is attached hereto as Schedule VII.
“Initial Maturity Date” shall mean September 9, 2021.
“Initial Term” shall mean the period from the Closing Date through and including the Initial Maturity Date.
“Insurance Funds” shall have the meaning set forth in Section 6.3.1.
“Insurance Premiums” shall mean the premiums due under the Policies.
“Interest Period” shall mean the period beginning on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the next succeeding calendar month.
“Interest Rate Protection Agreement” shall mean one or more interest rate caps (together with the schedules relating thereto) in form and substance reasonably satisfactory to Lender, with a confirmation from the Counterparty in the form reasonably satisfactory to Lender, between Borrower and, subject to Section 4.1.11, a Counterparty reasonably acceptable to Lender with a Minimum Counterparty Rating, and all amendments, restatements, replacements, supplements and modifications thereto.
“KBS Member” shall mean KBS SOR II LOFTS AT NOHO COMMONS JV, LLC, a Delaware limited liability company.
“KEK Family” shall mean KEK Family Holdings, LLC, a Delaware limited liability company.
“Key Person” shall mean Karl Slovin, an individual.
“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities having jurisdiction over the Loan, any Secondary Market Transaction with respect to the Loan, any Borrower Party, the Property or any part thereof or the construction, use, alteration, operation or sale thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto.
“Lender Indemnitee” shall have the meaning set forth in Section 11.13(b).
“Lender’s Notice” shall have the meaning set forth in Section 2.2.3(d).
“LIBOR” means, with respect to each applicable Interest Period, the rate for deposits in U.S. Dollars, for a period equal to 30 days, which appears on the Bloomberg Screen LIBOR01 Page as of 11:00 a.m., London time, on the date which is two (2) London Business Days prior to the beginning of such Interest Period (rounded upwards, if necessary, to the nearest 1/100 of 1%). If such rate does not appear on Bloomberg Screen LIBOR01 Page, and is otherwise generally unavailable, the rate for that LIBOR Rate Accrual Period shall be reasonably determined by Lender for that LIBOR Rate Accrual Period and the determination of the LIBOR Rate by Lender shall be binding upon Borrower, absent manifest error. The Libor Rate shall not be less than one and three-quarter percent (1.75%) per annum.
“LIBOR Interest Rate” shall mean with respect to each Interest Period the quotient of (i) LIBOR applicable to the Interest Period divided by (ii) a percentage equal to 100% minus the Reserve Requirement applicable to the Interest Period.
“LIBOR Loan” shall mean the Loan at any time in which the Applicable Interest Rate is calculated at LIBOR Interest Rate plus the Applicable Spread in accordance with the provisions of Article II hereof.
“Licenses” shall have the meaning set forth in Section 3.1.18.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, collateral assignment, security interest, or any other encumbrance, charge or any agreement to enter into or create any of the foregoing, on or affecting the Property or any portion thereof or any direct or indirect interest in Borrower including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Live/Work Lease” shall mean a Lease for space in the Live/Work Space.
“Live/Work Space” shall mean the 14 live/work units located at street level.
“Live/Work Tenant” shall mean a Tenant under a Live/Work Lease.
“LLC Agreement” shall have the meaning set forth in Section 3.1.24(cc).
“Loan” shall mean the loan in the maximum principal amount of up to Seventy Five Million Nine Hundred Fifty Thousand and No/100 Dollars ($75,950,000.00) made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity, the Guaranty, the Completion Guaranty, the Assignment of Management Agreement, the Assignment of Protection Agreement and any other document pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan to Value Ratio” shall mean, as of any date, the ratio, as determined by Lender, of (a) the Outstanding Principal Balance to (b) the Appraised Value of the Property as of such date based on the most recent Appraisal.
“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England or New York, New York are not open for business.
“Losses” shall mean actual liabilities, obligations, losses, damages (excluding special, consequential, punitive or indirect damages, unless the same are asserted against Lender or any Lender Indemnitee by a third party and actually incurred, and excluding diminution in value except to the extent such diminution in value is due to the action or omission of Borrower, Guarantor or any Affiliate of the foregoing (but not due to market conditions unrelated to the foregoing)), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable out-of-pocket fees and disbursements of third-party counsel related thereto).
“Major Lease” shall mean any one or more residential leases where three or more residential units are leased to a single Person.
“Management Agreement” shall mean that certain Property Management Agreement dated as of even date herewith and entered into by and between Borrower and the current Manager or any replacement property management agreement entered into by and between Borrower and a Manager in accordance with the terms of the Loan Documents, in each case, pursuant to which the Manager is to provide property management services, leasing services with respect to the residential units at the Property, and other services with respect to the Property.

“Manager” shall mean Polaris Property Management LLC, or any other property manager engaged by Borrower in accordance with the terms and conditions of the Loan Documents and approved by Lender, in its reasonable discretion.
“Material Action” shall mean (a) to file any insolvency or reorganization case or proceeding with respect to Borrower or any SPC Party, (b) to institute proceedings to have Borrower or an SPC Party be adjudicated bankrupt or insolvent, (c) to institute proceedings under any applicable insolvency law against Borrower or any SPC Party, (d) to seek any relief under any law relating to relief from debts or the protection of debtors, (e) to consent to the filing or institution of bankruptcy or insolvency proceedings against Borrower or an SPC Party, (f) to file a petition seeking, or consent to, reorganization or relief with respect to Borrower under the Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, (g) to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for Borrower or an SPC Party or a substantial part of its property, (h) to make any assignment for the benefit of creditors of Borrower or an SPC Party, or (i) to take action in furtherance of any of the foregoing.
“Material Adverse Effect” shall mean a material adverse effect on (i) the condition of the Property, (ii) the business, profits, management, operations or condition (financial or otherwise) of Borrower, Guarantors or the Property, (iii) the enforceability, validity, perfection or priority of the lien of the Mortgage or the other Loan Documents, or (iv) the ability of Borrower to perform its obligations under this Agreement or the other Loan Documents.
“Material Agreements” (i) the Management Agreement, (ii) any general contractor’s agreement, development management agreement, architect’s agreement or engineering agreement in each case, relating to work above the Alteration Threshold, (iii) any cleaning, maintenance, servicer or other contract or agreement of any kind which has a term of more than one year and is not cancelable on thirty (30) days’ or less notice without requiring the payment of termination fees or payments of any kind, (iv) any written agreement with a Borrower Related Party, (v) any agreement relating to environmental remediation or other environmental matters, and (vi) any other agreement (not including the ones described in clauses (i) through (v) above) which is, when aggregated with all other contracts and agreements with such Person and their Affiliates, for an aggregate per annum contract price equal to or greater than $100,000.00 and which agreement is for a term of longer than one (1) year and is non-terminable upon thirty (30) days notice.
“Maturity Date” shall mean the Initial Maturity Date or if the term of the Loan is extended in accordance with the terms of this Agreement, the term “Maturity Date” shall mean the First Extension Maturity Date, the Second Extension Maturity Date or the Third Extension Maturity Date, as applicable or, in either case, such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Member” shall have the meaning set forth in Section 3.1.24(cc)(i).
“Minimum Advance Amount” shall mean $50,000.00.
“Minimum Counterparty Rating” shall mean (a)  a long term credit rating from S&P of at least “A-” and (b) a long term credit rating from Moody’s of at least “A3”.
“Monthly Debt Service Payment Amount” shall mean on each Monthly Payment Date through and including the Maturity Date, an amount equal to the interest accruing on the Outstanding Principal Balance at the Applicable Interest Rate (or at the Default Rate, as applicable) for the immediately preceding Interest Period, which interest shall be calculated in accordance with Section 2.2.
“Monthly Operating Expense Budgeted Amount” shall mean, with respect to a particular calendar month, all of the Operating Expenses payable that month as set forth in the Approved Annual Budget.
“Monthly Payment Date” shall mean the ninth (9th) calendar day of each calendar month during the term of the Loan, and if such day is not a Business Day, then the Business Day immediately succeeding such day.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“MWEST Member” shall mean NoHo Commons Pacific Investors LLC, a Delaware limited liability company.
“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 5.3 as a result of Casualty to the Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”); or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).
“New Appraisal” shall mean an Appraisal of the Property, acceptable to Lender, dated no more than ninety (90) days prior to the then current Maturity Date.
“New Non-Consolidation Opinion” shall mean a bankruptcy substantive non-consolidation opinion provided by outside counsel, in a form reasonably acceptable to Lender

(with it being acknowledged that the Law Offices of Eric A. Heinz P.C. is an acceptable issuer of such opinion).
“Non-Consolidation Opinion” shall mean that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Law Offices of Eric A. Heinz P.C. in connection with the Loan.
“Note” shall have the meaning set forth in Section 2.1.3.
“Notice” shall have the meaning set forth in Section 11.6.
“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of all obligations of Borrower contained in the Loan Documents.
“OFAC” shall have the meaning set forth in Section 3.1.41(a).
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of the manager of Borrower (or its general partner or managing member).
“Operating Expenses” shall mean, for any period, without duplication, all expenses actually paid or payable by Borrower during such period in connection with the operation, management, maintenance, repair and use of the Property, computed in accordance with GAAP (or other acceptable accounting method, which may be tax based). Operating Expenses specifically shall include (i) all expenses incurred in the immediately preceding twelve (12)-month period based on financial statements delivered to Lender in accordance with Section 4.1.7(c) (or during any shorter period of determination), (ii) all payments required to be made pursuant to any Operations Agreements, (iii) property management fees in an amount equal to the management fees actually paid under the Management Agreement, (iv) administrative, payroll, security and general expenses for the Property, (v) the cost of utilities, inventories and fixed asset supplies consumed in the operation of the Property, (vi) intentionally omitted, (vii) costs and fees of independent professionals (including, without limitation, legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services required or permitted hereunder, (viii) advertising expenses, (ix) intentionally omitted, (x) operational equipment and other lease payments, (xi) Taxes and Other Charges (other than income taxes or Other Charges in the nature of income taxes) and Insurance Premiums and (xii) all underwritten reserves required by Lender hereunder (without duplication of the items set forth above and excluding reserves for the items set forth below). Notwithstanding the foregoing, Operating Expenses shall not include (1) depreciation or amortization, (2) income taxes or Other Charges in the nature of income taxes, (3) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan or the sale, exchange, transfer, financing or refinancing of all or any portion of the Property or in connection with the recovery of Insurance Proceeds or Awards which are applied to prepay the Note, (4) Capital Expenditures, (5) Debt Service, and (6) any item of expense which would otherwise be considered within Operating Expenses pursuant to the provisions above but is paid directly by any Tenant. To the extent the period of determination of

Operating Expenses is less than one year and an Operating Expense relates to an entire calendar year (e.g., real estate taxes), then, for purposes of determining the calculation of such Operating Expense, the same shall be prorated for the relevant period of determination based on the total annual amount paid with respect thereto. Lender shall calculate Operating Expenses based upon information provided to Lender by Borrower pursuant to Section 4.1.6 hereof and such determination shall be conclusive and binding absent manifest error. For the avoidance of doubt, any legal expenses incurred in connection with negotiating and entering into any Lease, and any expenses incurred in connection with the use of a third party adjuster for the negotiation of an insurance claim shall be an Operating Expense.
“Operating Income” shall mean, for any period, all income of Borrower during such period from the use, ownership or operation of the Property, including:
(A) all amounts paid to Borrower or Manager by any Person as Rent and other amounts under Leases or other agreements relating to the Property;
(B) business interruption insurance proceeds and/or rental loss insurance proceeds allocable to the applicable reporting period; and
(C) all other amounts which in accordance with GAAP, ( or other acceptable accounting method, which may be tax based) are included in Borrower’s annual financial statements as operating income attributable to the Property.
Notwithstanding the foregoing, Operating Income shall not include (a) any Insurance Proceeds (other than business interruption and/or rental loss insurance proceeds and only to the extent allocable to the applicable reporting period), (b) any proceeds resulting from the Transfer of all or any portion of the Property, (c) any Rent attributable to a Lease prior to the date in which the Tenant thereunder has taken possession, (d) any item of income otherwise included in Operating Income but paid directly by any Tenant to a Person other than Borrower as an offset or deduction against Rent payable by such Tenant; provided such item of income is for payment of an item of expense (such as payments for utilities paid directly to a utility company) and such expense is otherwise excluded from the definition of Operating Expenses pursuant to clause (6) of the definition thereof, (e) security deposits received from Tenants until forfeited or applied, (f) any Lease Termination payments other than penalties payable by Tenants under the Leases, (g) any amount recovered in a litigation proceeding other than for unpaid Rent, (h) any Rents paid by or on behalf of any Tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been assumed by the trustee in such proceeding or action. In calculating annualized Operating Income in clause (A) of the foregoing, free rent shall be amortized over the term of the applicable lease. Operating Income shall be calculated in accordance with GAAP (or other acceptable accounting method, which may be tax based) based upon information provided to Lender by Borrower pursuant to Section 4.1.6 hereof and such determination shall be conclusive and binding absent manifest error.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof by any Governmental Authority.
“Other Connection Taxes” shall mean, with respect to any Lender (as applicable), Taxes imposed as a result of a present or former connection between such Lender (as applicable) and the jurisdiction imposing such Tax (other than connections arising from such Lender (as applicable) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).
“Outstanding Principal Balance” means, as of any date, the then outstanding principal balance of the Loan.
“Participant” shall mean any Person that has purchased a participation in this Agreement pursuant to Section 11.25.
“Participant Register” has the meaning specified in Section 9.4(a).
“Patriot Act” shall have the meaning set forth in Section 3.1.41.
“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents (ii) all Liens, encumbrances and other matters referenced in Schedule BI of the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, or if due and delinquent, are being contested in good faith in accordance with the terms hereof, (iv) any workers’, mechanics’ or other similar Liens on the Property provided that any such lien is bonded or discharged or diligently contested in good faith in accordance with the terms hereof, (v) as to items created or modified after the date hereof, dedications (or modifications of dedications) of portions of the Property or the grant (or modifications of grants) of easements, restrictions, covenants, reservations and rights-of-way, entered into in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities or for other similar purposes, which are not monetary encumbrances against the Property, do not create material affirmative obligations on Borrower and which do not, individually or in the aggregate, materially and adversely affect the value, use or operation of the Property, and (vi) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
“Permitted Indebtedness” shall have the meaning set forth in Section 4.2.6.
“Permitted Transfer” “means any of the following Transfers: (a) Permitted Encumbrances; (b) Transfers of worn out or obsolete personal property that are promptly replaced with property of equivalent value and functionality if reasonably necessary or which is no longer necessary in connection with the operation of any Property; (c) Leases that have been approved by Lender (or that do not require Lender’s approval) in accordance with this Agreement; (d) a Transfer of direct or indirect interests in NoHo Commons Pacific Investors LLC to a Slovin Family Member; (e) any Transfer in respect of, or of a direct or indirect interest in, any Person listed on a nationally or internationally recognized stock exchange or stock quotation system; (f) any Transfer of a direct or indirect interest in Borrower by any Person to an

Affiliate of such Person; (g) KBS Member replaces MWEST Member as the Company Manager (as defined in the JV Agreement) of the sole member of Borrower, KBS SOR II Lofts at NoHo Commons, LLC (the “Venture”), in accordance with the limited liability company agreement of the Venture (the “JV Agreement”); (h) Transfers of all or part of the membership interest in the Venture between MWEST Member and KBS Member as contemplated pursuant to the terms of the JV Agreement; (i) Transfers of direct interests in KBS Strategic Opportunity REIT II, Inc. (“KBS REIT”) so long as (A) KBS REIT retains REIT status with the SEC and is in compliance with the requirements of the Patriot Act and OFAC, and has implemented, to the extent necessary as to any Anti-Money Laundering laws, the Patriot Act, OFAC and/or the U.S. Bank Secrecy Act that are applicable to KBS REIT, such policies, controls and procedures designed to reasonably comply with any such applicable laws or regulations, and (B) there is no change in Control of KBS REIT (provided, however, that, for the avoidance of any doubt, any modification to the advisory agreement with KBS Capital Advisors LLC (“KBS Advisor”) or replacement of KBS Advisor as the advisor to KBS REIT shall not constitute a change in Control of KBS REIT so long as, in the event of a replacement, KBS Advisor is replaced with an advisor of similar caliber and experience or a national investment advisor registered with the SEC); and (j) Transfers of direct interests in KBS SOR US Properties II LLC, or in any of the direct or indirect owners of KBS SOR US Properties II LLC (including, without limitation, KBS Strategic Opportunity Limited Partnership II and KBS Strategic Opportunity Holdings II, LLC), provided that (A) KBS REIT continues to own, either directly or indirectly, not less than fifty-one percent (51%) of the ownership interests in Borrower and fifty-seven percent (57%) of the ownership interests in KBS SOR US Properties II LLC, and (B) there is no change in Control of KBS SOR US Properties II LLC and/or KBS Member (provided, however, that, for the avoidance of any doubt, any modification to the advisory agreement with KBS Advisors or replacement of KBS Advisor as the advisor to KBS REIT shall not constitute a change in Control of KBS SOR US Properties II LLC and/or KBS Member so long as, in the event of a replacement, KBS Advisor is replaced with an advisor of similar caliber and experience or a national investment advisor registered with the SEC).
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Policies” shall have the meaning set forth in Section 5.1.1(b).
“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.
“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107‑56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prohibited Person” means any Person: (i) listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Executive Orders; (ii) that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the prohibitions of, Executive Order No. 13224; (iii) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including Executive Order No. 13224; (iv) who commits, threatens, conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or at any replacement website or other replacement official publication of such list; (vi) that is subject to trade restrictions under United States law, including, without limitation, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorist; (vii) that is listed on any Government List; (viii) that has been previously convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense; (ix) that is currently under investigation by any Governmental Authority for alleged criminal activity; (x) that is operating, organized or resident in a country sanctioned by U.S. law; or (xi) who is an Affiliate of any Person that is described by or that satisfies any of clauses (i) through (x) above.
“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all appurtenances and other rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.
“Property Taxes” shall mean all real estate and personal property taxes, payments in lieu of taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof by any Governmental Authority, together with all interest and penalties thereon, in each case, which are (or if not paid, may become) a lien, encumbrance or charge against all or part of the Property.
“Qualified Construction Manager” shall mean a construction manager for the Property that is (a) a reputable construction management company having at least ten (10) years’ experience in construction management of commercial properties with similar uses as the Property and in the jurisdiction in which the Property is located, and (b) not a Prohibited Person.
“Rating Agency” shall mean each of Dominion, Fitch, S&P, Moody’s and any other nationally recognized statistical rating agency designated by Lender (and any successor to any of the foregoing).

“Real Property Documents” shall mean the agreements and documents more particularly described on Schedule X attached hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Rebalancing Reserve Account” shall have the meaning set forth in Section 6.9.
“Rebalancing Reserve Funds” shall have the meaning set forth in Section 6.9.
“Register” has the meaning specified in Section 9.4(a).
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Rents” shall mean all rents, rent equivalents, “additional rent” (i.e. pass-throughs for operating expenses, real estate tax escalations and/or real estate tax pass-throughs, payments by Tenants on account of electrical consumption, porters’ wage escalations, condenser water charges and tap-in fees, freight elevator and HVAC overtime charges, charges for excessive rubbish removal and other sundry charges), moneys payable as damages (including payments by reason of the rejection of a Lease in a bankruptcy proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of any Borrower Related Party from any and all sources arising from or attributable to the Property and the Improvements, including all receivables, signage income, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by any Borrower Related Party, and Insurance Proceeds, if any, from business interruption or other loss of income insurance, but only to the extent such Insurance Proceeds are treated as business or rental interruption Insurance Proceeds pursuant to Section 5.2.3. Notwithstanding the foregoing, “Rents” shall not include any security deposits received from Tenants until forfeited or applied.
“Replacement Reserve Account” shall have the meaning set forth in Section 6.4.1.
“Replacement Reserve Funds” shall have the meaning set forth in Section 6.4.1.
“Reserve Funds” shall mean, collectively, the Insurance Funds, the Tax Funds, the Casualty and Condemnation Funds, the Replacement Reserve Funds, Rebalancing Reserve Funds, and the Cash Trap Funds.
“Reserve Requirements” shall mean with respect to any Interest Period, the maximum rate of all reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other schedule changes in reserve requirements during the Interest Period) which are imposed under Regulation D on eurocurrency liabilities (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against, any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits) during the Interest Period and which are applicable to member banks of the Federal Reserve System with deposits exceeding one billion dollars, but without benefit or credit of proration, exemptions or offsets that might otherwise be available from time to time under Regulation D, to the extent the same is applicable to Lender. The determination of the Reserve Requirements shall be based on the assumption that the applicable Lender funded one hundred percent (100%) of its proportionate share of the Loan in the interbank eurodollar market. In the event of any change in the rate of such Reserve Requirements under Regulation D during the applicable Interest Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Requirements, or differing Reserve Requirements, on one or more but not all of the holders of the Loan or any participation therein, such Lender may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Requirements which shall be used in the computation of the Reserve Requirements. Lender’s reasonable computation of same shall be final absent manifest error.
“Restoration” shall have the meaning set forth in Section 5.2.1.
“Restoration Threshold” shall mean $1,000,000.00.
“Restricted Party” shall mean Borrower, each SPC Party, Guarantors, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any of the foregoing.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw‑Hill Companies, Inc.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
“Secondary Market Transactions” shall have the meaning set forth in Section 9.1.1.
“Second Extension Maturity Date” shall mean September 9, 2023.
“Servicer” shall have the meaning set forth in Section 9.3.
“Servicing Agreement” shall have the meaning set forth in Section 9.3.
“Severed Loan Documents” shall have the meaning set forth in Section 10.2(e).
“Short Interest” shall have the meaning set forth in Section 2.4.1.

“Shortfall” shall have the meaning set forth in Section 2.6.2.
“Shortfall Notice” shall have the meaning set forth in Section 2.6.2.
“Single Member Delaware LLC” shall mean a single member limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of the sole member or the withdrawal or the disassociation of the single member from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) complies with the terms and provisions of Section 3.1.24(cc).
“Slovin Family Members” shall mean (i) the lineal descendants of Bruce Slovin, (ii) the spouses and adopted children of any of the foregoing (any persons in clauses (i) and (ii) being “Slovin Family”), (iii) any entity wholly owned and controlled by member(s) of the Slovin Family, and (iv) any trust established for the benefit of any member of the Slovin Family.
“SPC Party” shall mean, if Borrower is a limited partnership or a limited liability company (other than a Single Member Delaware LLC), each general partner or managing member of Borrower. For the avoidance of doubt, as of the date hereof, Borrower is a Single Member Delaware LLC and there are no SPC Parties.
“Special Member” shall have the meaning set forth in Section 3.1.24(cc)(i).
“Special Purpose Bankruptcy Remote Entity” shall mean a corporation, limited liability company or limited partnership which, at all times, complies with the requirements set out in Section 3.1.24.
“Sponsor” shall mean Slovin Properties, Inc.
“Spread Maintenance Prepayment Premium” shall mean, in connection with a prepayment of all or any portion of the Outstanding Principal Balance of the Loan pursuant to the terms hereof, an amount equal to (a) six (6) months of interest under the Loan (less the amount of any interest previously paid by Borrower during the Term of the Loan) in the event of a prepayment in connection with the sale of any Property to a third party, or (b) twelve (12) months of interest under the Loan (less the amount of any interest previously paid by Borrower during the Term of the Loan) in the event of a prepayment in connection with a refinancing of the Loan. The Spread Maintenance Prepayment Premium shall be reasonably calculated by Lender and shall be final absent manifest error.
“Springing Recourse Event” shall have the meaning set forth in Section 11.22.
“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties thereto.
“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
“Tenant Improvement Allowance” shall mean the amount required to be paid by Borrower or on behalf of a Tenant under a Lease on account of or in lieu of work performed by such Tenant in the applicable space demised under such Lease.
“Tenant Improvements” shall mean the improvements and/or other work affecting any space at the Property required to be constructed and/or paid for by Borrower for the benefit of a Tenant pursuant to the applicable Lease for such space.
“Term” shall mean the Initial Term as the same may be extended pursuant to an Extension Option.
“Terrorism Insurance” shall have the meaning set forth in Section 5.1.1(a)(xi).
“Third Extension Maturity Date” shall mean September 9, 2024.
“Title Company” shall mean Fidelity National Title Insurance Company.
“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form reasonably acceptable to Lender issued with respect to the Property and insuring the lien of the Mortgage.
“Transfer” shall have the meaning set forth in Section 4.2.1(a).
“TRIPRA” shall have the meaning set forth in Section 5.1.1(a)(xi).
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“Underwritten Net Operating Income” shall mean, as of any date of calculation and for the applicable period, (a) annualized Operating Income based on In Place Rents, but subject to a maximum market occupancy cap of ninety five percent (95.0%), but excluding Tenants that are more than sixty (60) days delinquent in the payment of base rent and any leasing concessions, less (b) actual Operating Expenses incurred in connection with the Property for the trailing twelve (12) month period preceding the date of calculation, (adjusted in Lender’s determination to account for any changes in occupancy and normalized for expenses paid once or twice per year (e.g., property taxes including projected re-assessments and insurance premiums)), and assuming a base property management fees equal to the greater of (A) the actual amount paid by Borrower during such prior twelve (12) month period, and (B) three percent (3%) of Gross

Revenue. Lender shall calculate Underwritten Net Operating Income based upon information provided to Lender by Borrower pursuant to Section 4.1.6 hereof and such determination shall be conclusive and binding absent manifest error.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
Section 1.2 Principles of Construction.
(a) All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
II. THE LOAN
Section 2.1 The Loan.
2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept from Lender on the Closing Date the Loan.
2.1.2 Disbursements to Borrower. On the Closing Date, an initial advance of the Loan in an amount equal to Seventy Three Million Eight Hundred Sixty One Thousand Five Hundred Fifty and No/100 Dollars ($73,861,550.00) has been advanced by Lender to Borrower (the “Initial Advance”). The unadvanced amount of the Loan, up to the Future Funding Amount, shall be advanced by Lender to Borrower upon request by Borrower, as Future Advances in accordance with, and subject to the terms and conditions of Section 2.1.6.
Any disbursement of a Future Advance shall be added to the Outstanding Principal Balance and shall, when disbursed, bear interest at the Applicable Interest Rate. Any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.
2.1.3 The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the maximum principal amount of up to Seventy Five Million Nine Hundred Fifty Thousand and No/100 Dollars ($75,950,000.00) executed by Borrower and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.
2.1.4 Use of Proceeds. Borrower shall use proceeds of (x) the Initial Advance to (i) refinance the existing mortgage loan encumbering the Property, (ii) pay all past due Taxes and

Insurance Premiums, if any, in respect of the Property, (iii) fund the Reserve Funds, if applicable, (iv) pay costs and expenses incurred in connection with the closing of the Loan, (v) fund any working capital requirements of the Property, if applicable, and (vi) any balance thereof to be distributed to the Member, and (y) any Future Advance for the purposes contemplated by Section 2.6 hereof.
2.1.5 Intentionally Omitted.
2.1.6 Loan Advances. Subject to satisfaction by Borrower of the conditions for Future Advances set forth in Section 2.6.1 of this Agreement, Lender shall make Future Advances under this Agreement to Borrower for the applicable purposes or uses permitted as required hereunder. If Lender is comprised of more than one Person, then no Lender shall be obligated to advance more than its’ pro rata share of any Future Advance hereunder. Lender shall not be required to make Future Advances for costs incurred by Borrower with respect to materials stored on or off the Property. No Future Advances or any portion thereof shall be made directly or indirectly for payments to a Borrower Related Party, except (a) as expressly permitted in the Loan Documents, (b) for fees payable to any Borrower Related Party that are expressly set forth in the Annual Budget, the Capital Expenditures Budget or any other budget for any other Capital Expenditures Work or any Tenant Improvements, provided that in each case Lender shall have approved such applicable budget in accordance with the terms hereof, or (c) as otherwise may be approved in writing by Lender.
Section 2.2 The Interest Rate.
2.2.1 Applicable Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, interest on the Note outstanding from time to time shall accrue from the Closing Date up to and including the Maturity Date at the Applicable Interest Rate. Interest on the Note existing on the commencement of an Interest Period shall accrue for the entire Interest Period and shall be owed by Borrower for the entire Interest Period regardless of whether any principal portion of the Loan is repaid prior to the expiration of such Interest Period.
2.2.2 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable to the Note, expressed as an annual rate divided by 360) by (c) the Outstanding Principal Balance during the applicable period. Such calculation shall take into account partial Interest Periods relating to any Future Advance made by Lender during the applicable Interest Period and partial prepayments of the Outstanding Principal Balance made by Borrower during the applicable Interest Period.

2.2.3 Determination of Interest Rate.
(a) Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.
(b) If (i) at any time, Lender reasonably determines (which determination shall be conclusive in the absence of manifest error) that any Change in Law or applicable law or regulation or any change therein or the interpretation or application thereof or compliance therewith by Lender(x) prohibits, restricts or makes impossible the charging of interest based on the LIBOR Interest Rate or (y) shall make it unlawful for Lender to make or maintain a LIBOR loan or investment, or (ii) at the time of or prior to the determination of the LIBOR Interest Rate, Lender reasonably determines (which determination shall be conclusive in the absence of manifest error) that by reason of circumstances or instability affecting the London interbank market generally (including the uncertainties associated with the anticipated phase-out of the London Interbank Offered Rate by the end of 2021), (w) the London Interbank Offered Rate is no longer a reliable rate indicator, (x) deposits in United States Dollars in the relevant amounts and of the relevant maturity are not available to Lender in the London interbank market, (y) the LIBOR Interest Rate does not adequately and fairly reflect the cost to Lender of making or maintaining the investment hereunder, due to changes in administrative costs, fees, tariffs and taxes and other matters outside of Lender’s reasonable control, or (z) adequate and fair means do not or will not exist for determining the LIBOR Interest Rate as set forth in this Agreement, then Lender shall give Borrower prompt written notice thereof, and until Lender determines that the applicable circumstance described in the foregoing clauses (i)(x) or (y) or (ii) (w), (x), (y) or (z) no longer pertains, the LIBOR Interest Rate shall be a replacement benchmark rate reasonably determined by Lender (in consultation with Borrower) by reference to a replacement benchmark rate that is generally recognized in the marketplace as the replacement for LIBOR and that is generally employed by Lender as a replacement for LIBOR with respect to its commercial real estate borrowers with loans similar to the Loan (the “Alternative Rate”) plus a spread (the “Alternative Spread”) equal to (x) the number of basis points determined by subtracting the average Alternative Rate utilizing the most recent prior three‑month period exclusive of the immediately preceding month (e.g., the three‑month comparison period for the calculation of the comparable rate in the month of May would exclude the immediately preceding month of April and include the prior months of March, February and January) from the average LIBOR Interest Rate in effect utilizing the most recent prior three-month period exclusive of the immediately preceding month plus (y) the Applicable Spread. During any period in which the LIBOR Interest Rate is determined by reference to the Alternative Index plus the Alternative Spread, the LIBOR Interest Rate shall continue to float and be adjusted daily.
(c) If, after the date hereof, pursuant to the terms of this Agreement, the Loan has been converted to an Alternative Rate Loan pursuant to Section 2.2.3(b) and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, such Lender shall give written notice thereof to Borrower, and the Alternative Rate Loan shall automatically convert to a LIBOR Loan on the effective date set forth in such notice. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a LIBOR Loan to an Alternative Rate Loan.
(d) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for any Lender to make or maintain a LIBOR Loan as contemplated hereunder, (i) the obligation of such Lender hereunder to make a LIBOR Loan shall be cancelled forthwith and (ii) such Lender shall give Borrower a “Lender’s Notice”, establishing the Applicable Interest Rate at the Alternative Rate plus the Alternative Spread, in which case the Applicable Interest Rate shall be a rate equal to the Alternative Rate in effect from time to time plus the Alternative Spread and such initial Applicable Interest Rate based on the Alternative Rate shall, as closely as reasonably possible, approximate the last Applicable Interest Rate based on LIBOR. In the event the condition necessitating the cancellation of such Lender’s obligation to make a LIBOR Loan hereunder shall cease, such Lender shall promptly notify Borrower and Lender in writing of such cessation and the Loan shall resume its characteristics as a LIBOR Loan in accordance with the terms herein from and after the first day of the Interest Period next following such cessation. Borrower hereby agrees promptly to pay such Lender, upon demand, any additional amounts reasonably necessary to compensate such Lender for any out-of-pocket costs reasonably incurred by such Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Any Lender’s notice of such costs, as certified to Borrower, shall be set forth in reasonable detail and such Lender’s calculation shall be conclusive absent manifest error.
(e) In the event that, after the date hereof, any change in any requirement of law or in the formal interpretation or application thereof, or compliance by any Lender with any directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
(i) shall hereafter have the effect of reducing the rate of return on any Lender’s capital (other than as a result of an increase in taxes) as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by any amount reasonably deemed by such Lender to be material;
(ii) shall hereafter impose, modify, increase or hold applicable any material reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of the rate hereunder (other than as a result of an increase in taxes); or
(iii) shall hereafter impose on any Lender any other condition and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, provided that Lender requests the same of similarly situated borrowers, Borrower shall promptly pay such Lender, upon demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as reasonably determined by such Lender; provided, however, that Borrower shall not be required under this Section 2.2.3 to pay such Lender additional amounts for additional costs or reduced amounts receivable that are attributable to Lender’s willful misconduct or an increase in taxes imposed on such Lender. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence, executed by an authorized signatory of any Lender and submitted by such Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(e), Borrower shall not be required to pay same unless they are the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(e), Lender shall provide Borrower with not less than ninety (90) days prior written notice (which notice must be given, if at all, prior to the full repayment of the Debt (excluding any indemnification obligations that survive such repayment)) specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount (it being agreed that Borrower’s liability for amounts under this Section 2.2.3(e) shall in no event extend to periods that are earlier than ninety (90) days preceding the date of such notice). Notwithstanding anything to the contrary herein and/or in any other Loan Documents, if Lender either makes a demand for the payment of such additional amounts, or the LIBOR Interest Rate is modified by Reserve Requirements (pursuant to the definition of LIBOR Interest Rate herein), then Borrower shall have the right to prepay the Note in full within such ninety (90) day notice period and Lender acknowledges and agrees that Borrower may make such prepayment at any time without payment of any Spread Maintenance Prepayment Premium or other fee or premium; provided, however, that if Borrower prepays the Note in full within ten (10) Business Days after such demand or modification, Borrower shall not be liable for payment of such additional amounts or increased LIBOR Interest Rate.
(f) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense (other than lost profits, lost opportunities and other consequential and punitive damages) which such Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not a Monthly Payment Date or (B) is a Monthly Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate to the Alternative Rate plus the Alternative Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at a rate other than the Alternative Rate plus the Alternative Spread on a date other than the first day of an Interest

Period, including, without limitation, such loss or expenses arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). Whenever in this Section 2.2.3 the term “interest or fees payable by any Lender to lenders of funds obtained by it” is used and no such funds were actually obtained from such lenders, it shall include interest or fees which would have been payable by such Lender if it had obtained funds from lenders in order to maintain a LIBOR Loan hereunder. Each Lender will provide to Borrower a statement detailing such Breakage Costs and the calculation thereof.
(g) The provisions of this Section 2.2.3 shall survive payment of the Debt in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
2.2.4 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3 Loan Payments.
2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period. On the Monthly Payment Date occurring in October, 2019 and on each Monthly Payment Date thereafter to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount. Borrower shall also pay to Lender all amounts required if any in respect of Reserve Funds as set forth in Article VI.
2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents. Subject to the provisions of this Section 2.3.2, Borrower shall have the one-time option (the “First Extension Option”) to extend the Maturity Date until the First Extension Maturity Date. In the event Borrower shall have exercised the First Extension Option in accordance with the terms and conditions hereof, Borrower shall have the one-time option (the “Second Extension Option” to extend the First Extension Maturity Date until the Second Extension Maturity Date. In the event Borrower shall have exercised the Second Extension Option in accordance with the terms and conditions hereof, Borrower shall have the one-time option (the “Third Extension Option” and, together with the First Extension Option and the Second Extension Option, each an “Extension Option”) to extend the Second Extension Maturity Date until the Third Extension Maturity Date. Borrower’s right to so extend the Maturity Date shall be subject to the satisfaction of each of the following conditions precedent prior to each such extension (and each such condition shall be satisfied in connection with the exercise of each Extension Option unless such condition is otherwise expressly specified to apply solely to the First Extension Option, the Second Extension Option and/or the Third Extension Option, as applicable):
(i) Borrower shall have given Lender written revocable notice of such extension (x) no later than thirty (30) days prior to the then-current Maturity Date and (y) no earlier than ninety (90) days prior to the then-current Maturity Date;
(ii) No Default or Event of Default shall have occurred and be continuing at the time of the delivery of the written extension notice or as of the first day of the relevant Extension Period;
(iii) Borrower shall have paid all costs and expenses actually incurred by Lender in connection with such extension, including underwriting, title and reasonable legal fees and costs;
(iv) Borrower shall have entered into a replacement Interest Rate Protection Agreement for the applicable Extension Period and complied with the provisions of Section 4.1.11;
(v) Borrower shall have paid the Extension Fee on or prior to the First Extension Maturity Date and the Second Extension Maturity Date, as applicable;
(vi) With respect to the Second Extension Option, as of the First Extension Maturity Date, the Debt Yield shall not be less than six and one-half percent (6.5%); provided that if the Property has not achieved the Debt Yield required in this clause (vi), then Borrower shall have the right to make a partial prepayment on the Loan in accordance with Section 2.4.1 in order to achieve such Debt Yield; and
(vii) With respect to the Third Extension Option, as of the Second Extension Maturity Date, the Debt Yield shall not be less than seven percent (7.0%); provided that if the Property has not achieved the Debt Yield required in this clause (vii), then Borrower shall have the right to make a partial prepayment on the Loan in accordance with Section 2.4.1 in order to achieve such Debt Yield.
If Borrower is unable to satisfy all of the foregoing conditions within the applicable time frames for each, Lender shall have no obligation to extend the Maturity Date hereunder.
2.3.3 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal and any other amounts due on the Maturity Date, is not paid by Borrower on or before the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by

Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.
2.3.4 Method and Place of Payment. (a)  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the immediately preceding Business Day.
(a) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.
(b) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
Section 2.4 Prepayments.
2.4.1 Voluntary Prepayments.
(a) Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. Provided no Event of Default has occurred and be continuing, Borrower may, upon not less than fifteen (15) Business Days’ prior written revocable notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in whole (but not in part) on any date with the payment of the Spread Maintenance Premium (plus Short Interest and Breakage Costs, without duplication). Any prepayment received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (“Short Interest”) and such amounts (i.e., principal and interest prepaid by Borrower) shall be applied to the Loan on the next Monthly Payment Date.
(b) Notwithstanding anything to the contrary contained herein, Borrower shall have the right to prepay the Loan in order to achieve a Debt Yield required in order to exercise an Extension Option or to prevent a Cash Trap Period, but subject to the applicable terms and conditions of this Section 2.4.1. No Spread Maintenance Prepayment Premium or other prepayment fee shall be due in connection with any prepayment made pursuant to this clause (b).
2.4.2 Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender is not obligated under this Agreement to make, or does not elect to make such Net Proceeds available to Borrower for a Restoration, Lender shall apply such Net Proceeds to prepay the Outstanding Principal Balance in an amount equal to one hundred percent (100%) of such Net Proceeds together with interest that would have accrued on such amounts through the next Monthly Payment Date. Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Monthly Payment Date shall be held by Lender in an interest-bearing account for the benefit of Borrower as collateral security for the

Loan and shall be applied by Lender on the next Monthly Payment Date. Notwithstanding anything contained in this Section 2.4.2 hereof to the contrary, in the event Lender uses Net Proceeds to prepay a portion of the principal balance of the Loan and any accrued and unpaid interest thereon, Borrower may prepay the entire amount of the Loan outstanding after the application of such Net Proceeds on the next Monthly Payment Date. No Spread Maintenance Prepayment Premium or other prepayment fee shall be due in connection with any prepayment made pursuant to this Section 2.4.2.
2.4.3 Prepayments After Default. Other than with respect to any application of Net Proceeds, if concurrently with or during the occurrence of an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the restrictions concerning against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay the Spread Maintenance Premium, in addition to the Outstanding Principal Balance, all accrued and unpaid interest and other amounts payable under the Loan Documents.
Section 2.5 Change in Law; Taxes.
2.5.1 Increased Costs. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any company Controlling such Lender; (ii) subject any Lender or any company Controlling such Lender to any Taxes (other than (A) Indemnified Taxes), (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or any company Controlling such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make such Loan, or to reduce the amount of any sum received or receivable by such Lender or any company Controlling such Lender (whether of principal, interest or any other amount) (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then, within ninety (90) days of written request by such Lender, and provided that Lender requests the same of similarly situated borrowers, Borrower will pay to such Lender or any company Controlling such Lender, as the case may be, such Increased Costs. Notwithstanding anything to the contrary herein or in any other Loan Document, “Increased Costs” shall not include amounts that are duplicative of amounts paid by Borrower pursuant to Section 2.2.3(e). Borrower shall not be required to pay Increased Costs unless they are the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of Lender’s special circumstances, and if Lender makes a demand for the payment of Increased Costs, then Borrower shall have the right to prepay the Note in full within such ninety (90) day notice period, and Lender acknowledges and agrees that Borrower may make such prepayment at any time without payment of any Spread Maintenance Prepayment Premium or other fee or premium; provided, however, that if Borrower prepays the Note in full within ten (10) Business Days after such demand or notification, Borrower shall not be liable for payment of such Increased Costs.

2.5.2 Payment Free of Taxes. Any and all payments made by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If Borrower shall be required under any applicable law (as determined in the good faith discretion of Lender) to deduct or withholding any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.5.2) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
2.5.3 Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or, provided Borrower is not in good faith contesting such amounts pursuant to Section 4.1.2, at the option of Lender timely reimburse it for the payment of, any present or future stamp or documentary taxes or other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, or the Loan, except Other Connection Taxes imposed with respect to an assignment (hereinafter referred to as “Other Taxes”).
2.5.4 Indemnification by Borrower. Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5.4) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.
2.5.5 Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.5, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.
2.5.6 Status of Lenders.
(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.5.6(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For purposes of this Section 2.5.6(a) and Section 2.5.6(b), “Lender” and “Foreign Lender” shall include, for avoidance of doubt, any Participant, assignee or successor.
(b) Without limiting the generality of the foregoing,
(i) if Lender is a U.S. Person, Lender shall deliver to Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B) executed copies of IRS Form W-8ECI;
(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower, executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and
(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.
2.5.7 Treatment of Certain Refunds. If any party or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5 (including by the payment of additional amounts pursuant to this Section 2.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in connection with obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.5.7 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5.7, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.5.7 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
2.5.8 Survival.. Each party’s obligations under this Section 2.5 shall survive the resignation or replacement of Lender or any assignment of rights by, or the replacement of, Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.5.9 Defined Terms. For purposes of this Section 2.5, the term “applicable law” shall include FATCA.
Section 2.6 Advances.
2.6.1 Conditions of Future Advances. The obligation of Lender to make any Future Advance hereunder shall be subject to the following conditions precedent, all of which conditions precedent must be satisfied (and remain satisfied as of the date the Future Advance is actually made by Lender) prior to Lender making any such Future Advance under this Agreement and, upon satisfaction of the following conditions precedent, Lender shall be obligated to make the applicable Future Advance
(a) Draw Request. Borrower has delivered to Lender a Draw Request complying with the provisions of this Agreement, including Borrower’s Requisition (and all deliverables required to be provided in connection therewith pursuant to Section 2.7.1 hereof), and which shall constitute Borrower’s representation and warranty to Lender that: (a) all costs for the payment of which Lender has previously advanced funds have in fact been paid, (b) all the representations and warranties contained in Articles III and VII of this Agreement continue to be true and correct in all material respects, except to the extent such representation or warranty was made as of a specified earlier date, in which case such representation shall be true and correct as of the date made, subject to changes to such representations and warranties disclosed to Lender in writing, so long as such update is not the result of any breach of a covenant of Borrower under the Loan Documents, and such changes do not result from any monetary Default, material non-monetary Default or Event of Default by Borrower, and (c) no Default or Event of Default shall have occurred and be continuing hereunder.
(b) No Damage. The Improvements shall not have been damaged by Casualty, unless Lender shall be satisfied, in the reasonable judgment of Lender, that sufficient insurance proceeds or other funds provided by Borrower will be available to effect the restoration of the Improvements to the standards provided for in the Plans and to permit completion of any Restoration prior to the Initial Maturity Date.
(c) Payment of Fees. Lender shall have received payment for any all fees payable with respect to the applicable Future Advance, including, but not limited to, all reasonable, out of pocket fees, costs and expenses (including, without limitation, reasonably attorneys’ fees) of Lender relating to the Loan to the extent then due and payable.
(d) No Liens. The Property shall be free from all Liens (other than Permitted Encumbrances).
(e) Proceedings. There shall be no governmental actions, proceedings or investigations pending or threatened in writing against or filed by Borrower which is reasonably likely to have a Material Adverse Effect.
(f) No Material Adverse Effect; No Cash Trap Period. On and prior to the date of such Future Advance, there shall exist no Material Adverse Effect or Cash Trap Period.
(g) Endorsement to Title Insurance Policy. Borrower has delivered to Lender a “datedown” endorsement in a form reasonably acceptable to Lender, which endorsement shall increase the coverage of the Title Insurance Policy by the amount of the Future Advance through the pending disbursement clause (but not the overall policy amount which shall be for the full amount of the Loan), amend the effective date of the Title Insurance Policy to the date of such Future Advance, continue to insure the lien of the Mortgage subject to no liens or encumbrances other than the Permitted Encumbrances and which shall state that since the last disbursement of the Loan there have been no changes in the state of title to the Property (other than Permitted Encumbrances) and that there are no additional survey exceptions not previously approved by Lender, provided, Borrower shall not be obligated to purchase a new title insurance policy or to update the Survey for Lender.
(h) Licenses and Permits. Borrower shall have delivered to Lender evidence that (a) any and all building or other permits (if any) required for the continuous construction of the applicable portion of the Capital Expenditures Work or Tenant Improvements that is the subject of such Requisition in accordance with all Legal Requirements have been obtained (and that any and all notices required by any Governmental Authority or by any applicable Legal Requirement to be filed prior to commencement of construction of the improvements contemplated by the Capital Expenditures Scope of Work or the applicable Lease shall have been filed), and (b) all other material Governmental Approvals, third-party approvals and easements necessary for the construction and completion of the applicable portion of the Capital Expenditures Work or Tenant Improvements that is the subject of such Requisition have been obtained and are in full force and effect
(i) Future Advance (Capital Expenditures): With respect to any Future Advance (Capital Expenditures):
(i) Plans and Specifications. Lender shall have received two (2) complete sets of any plans and specifications for all work to be performed with respect to the Capital Expenditures Work (as supplemented, revised or otherwise modified from time to time in accordance with the terms and provisions hereof, the “Plans and Specifications”), and Lender shall have approved the same in writing, such approval not to be unreasonably withheld. Borrower shall deliver to Lender a complete set of any and all amendments, supplements, replacements or other modifications made to the Plans and

Specifications. Any material amendments, supplements, replacements or other modifications to the Plans and Specifications shall be reasonably approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Borrower acknowledges that any reduction in the Capital Expenditures Scope of Work that was set forth in the approved Plans and Specifications and/or a change in the materials to be used in respect of the applicable Capital Expenditures Work below the quality and standard materials set forth in the approved Plans and Specifications is a material change that will require Lender’s prior approval. Upon written request, Lender shall have received a list identifying the Plans and Specifications and any and all amendments made thereto;
(ii) Capital Expenditures Contracts. Borrower shall have delivered to Lender a list certified by Borrower of all contractors who will be supplying labor or materials in connection with the applicable Capital Expenditures Work where the aggregate contract price is equal to or greater than $75,000.00 (the “Contractors List”). The Contractors List may be amended from time to time. Any contractor who will be supplying labor or materials in connection with the applicable Capital Expenditures Work where the aggregate contract price is equal to or greater than $250,000 shall be subject to the reasonable approval of Lender.
(iii) Intentionally Omitted.
(iv) Updated Capital Expenditures Budget. Borrower shall deliver to Lender for its review and approval, such approval not to be unreasonably withheld, conditioned or delayed subject to all terms and conditions in this Agreement (to the extent such approval is required pursuant to the terms of this Agreement) an updated Capital Expenditures Budget reflecting the anticipated costs for performing such Capital Expenditures Work through completion.
2.6.2 Insufficiency of Loan Proceeds. At any time and from time to time during the term of the Loan, with respect to the Capital Expenditures Work, if Lender determines in its reasonable discretion that the costs and expenses of such Capital Expenditures Work exceeds the projected cost reflected on the then approved Capital Expenditures Budget, Lender shall have the right (but not the obligation) to notify Borrower in writing (the “Shortfall Notice”) that, as determined in Lender’s sole but good faith discretion, the cost of completing such Capital Expenditures Work exceeds any remaining Future Advances (Capital Expenditures) and all Net Proceeds allocated for such Capital Expenditures Work in the Capital Expenditures Budget and any permitted and effectuated or approved reallocations of “Contingency” or cost savings in accordance with Section 7.2) (the amount of any such deficiency, being herein referred to as the “Shortfall”). If Lender at any time shall deliver a Shortfall Notice to Borrower, Borrower shall within ten (10) Business Days of delivery of the Shortfall Notice, deposit into the Rebalancing Reserve Account an amount equal to such Shortfall. Upon Borrower’s written request, Lender shall use commercially reasonable efforts to provide Borrower with the back-up information used in Lender’s calculation of the Shortfall. For the avoidance of doubt, a Shortfall may exist whether or not Lender delivers a Shortfall Notice to Borrower; provided, that Borrower’s obligation to make a deposit into the Rebalancing Reserve Account is conditioned on Lender sending a Shortfall Notice pursuant to the terms of this Section. Lender shall have no obligation to make further Future Advances until the sums required to be deposited in the Rebalancing Reserve Account pursuant to this Section 2.6.2 have been exhausted and, in any such case, the Loan is back “in balance.” Any such sums not used as provided shall be released to Borrower when and to the extent that Lender determines that a Shortfall does not exist, provided, however, that should an Event of Default occur, Lender, in its sole discretion, may apply such amounts either to the remaining costs and expenses to complete the Capital Expenditures Work or to the immediate payment of any Obligations of Borrower.
2.6.3 Quality of Work. No Future Advance or any portion thereof shall be made with respect to defective work or to any Person that has performed work that is defective and that has not been cured, except to the extent that such Future Advance is for the remediation of the defective work. Additionally, Lender may disburse all or part of any Future Advance before the sum shall become due if Lender believes it advisable for Lender to do so, and all such Future Advances or parts thereof shall be deemed to have been made pursuant to this Agreement.
2.6.4 No Reliance. All conditions and requirements of this Agreement are for the sole benefit of Lender and no other person or party (including, without limitation, any contractor and subcontractors and materialmen engaged in the construction of the Capital Expenditures Work) shall have the right to rely on the satisfaction of such conditions and requirements by Borrower. Lender shall have the right, in its sole and absolute discretion, to waive any such condition or requirement and Borrower shall be authorized to rely on such waiver if and to the extent such waiver is in writing and signed by Lender.
2.6.5 Miscellaneous. The making of a Future Advance by Lender shall not constitute Lender’s approval or acceptance of the construction theretofore completed or materials furnished with respect thereto. Lender’s inspection and approval of the Capital Expenditure Scope of Work, the Plans and Specifications, the construction of the Capital Expenditures Work, or the workmanship and materials used therein, shall impose no liability of any kind on Lender, the sole obligation of Lender as the result of such inspection and approval being to make the Future Advances if and to the extent, required by this Agreement.
Section 2.7 Method of Disbursement of Loan Proceeds.
2.7.1 Draw Request to Be Submitted to Lender. At such time as Borrower shall desire to obtain a Future Advance (the date of such Future Advance being required to be a Business Day), Borrower shall complete, execute and deliver to Lender a requisition in the form attached hereto as Exhibit A, and each of the foregoing, with respect to a Future Advance, shall be accompanied by:
(a) with respect to any Future Advance, duly executed lien waivers, which may be interim lien waivers (for payments to be made from Future Advances for work which is not yet complete) and shall be final lien waivers (for all work which has been completed), as applicable, but in all events such lien waivers may be conditioned upon the payee’s receipt of payment in the applicable amount, and otherwise substantially in the form set forth in Exhibit B, from all contractors for all work performed, and all labor or material supplied prior to the date of the Future Advance;

(b) with respect to any Future Advance (Capital Expenditures), copies of (i) the Contractors List along with executed contracts and subcontracts entered into with Persons on the Contractors List for the applicable Capital Expenditures Work, (ii) all other executed contracts and subcontracts for work where the contract price is greater than $250,000 for the applicable Capital Expenditures Work, and (iii) to the extent reasonably requested by Lender, of all inspection or test reports and other documents relating to the applicable Capital Expenditures Work not previously delivered to Lender;
(c) copies of all invoices, paid receipts, contracts, subcontracts, purchase orders, bills of sale and similar documentation, as applicable, related to each Future Advance so that Lender can verify all costs set forth in any such Borrower’s Requisition;
(d) Upon Lender’s request, evidence reasonably satisfactory to Lender that the full amount of the portion of the proceeds of the then last preceding Future Advance have been paid out in full to the Person with respect to whom such Future Advance was made and otherwise in accordance with this Agreement; and
(e) such other information, documentation and certification as Lender shall reasonably request, including, without limitation, any documents required pursuant to Section 2.6 above.
2.7.2 Procedure of Advances.
(a) Each Draw Request shall be submitted to Lender at least ten (10) Business Days prior to the date of the requested Future Advance (the “Requested Advance Date”), and no more frequently than monthly (unless otherwise approved by Lender in its sole discretion). Lender shall make the requested Future Advance on the Requested Advance Date so long as all conditions to such Future Advance are satisfied or waived.
(b) In no event shall Lender be required to advance Future Advance funds in an amount less than the Minimum Advance Amount (except in respect of any final Future Advance).
2.7.3 Funds Advanced. Each Future Advance made directly to Borrower shall be made by Lender by wire transfer (or other transfer) to an account designated by Borrower. All proceeds of all Future Advances shall be used by Borrower only for the purposes for which such Future Advances were made or as otherwise may be permitted or required herein. Borrower shall not commingle such funds with other funds of Borrower.
2.7.4 Direct Future Advances to Third Parties. At Lender’s option at any time that a monetary default, material non-monetary Default or Event of Default has occurred and is continuing, Lender may make any or all Future Advances directly or through the Title Company to (i) any contractor, (ii) intentionally omitted, (iii) intentionally omitted, (iv) Lender’s counsel to pay the reasonable fees incurred by the same, (v) to pay (x) any expenses incurred by Lender which are reimbursable by Borrower under the Loan Documents (including, without limiting the generality of the foregoing, reasonable attorneys’ fees and expenses and other fees and expenses incurred by Lender), provided that Borrower shall theretofore have received notice from Lender thereof, or (y) following the occurrence and continuation of an Event of Default, any other sums due to Lender or Lender under the Notes, this Agreement or any of the other Loan Documents, all to the extent that the same are not paid by the respective due dates thereof, and (vi) any other Person to whom Lender reasonably determines payment is due. Any portion of the Loan disbursed by Lender as set forth above shall be deemed disbursed as of the date on which the Person to whom such payment is made receives the same. The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to disburse such Future Advances constituting part of the Loan directly to any such Person or through the Title Company to such Persons subject to and in accordance with this Section 2.7.4 as amounts become due and payable to them hereunder and any portion of the Loan so disbursed by Lender shall be deemed disbursed as of the date on which the Person to whom payment is made receives the same. No further authorization from Borrower shall be necessary to warrant such payment directly of such Future Advances to such relevant Person in accordance herewith, and all such Future Advances so made shall satisfy pro tanto the obligations of Lender hereunder and shall be secured by the Mortgage and the other Loan Documents as fully as if made directly to Borrower.
2.7.5 Frequency of Advances. Except as provided in Section 2.7.2(a), Lender shall have no obligation to make Future Advances more often than once in each calendar month, except that Lender, in its sole discretion, shall have the right but not the obligation, to make Future Advances during any month for interest, fees, expenses, construction draws or any other amounts due under the Loan Documents. In addition, Lender may at any time during the continuance of an Event of Default, in Lender’s sole discretion and without request therefore from Borrower, make Future Advances to pay amounts that are due to Lender under, and in accordance with, the Loan Documents.
2.7.6 Advances Do Not Constitute a Waiver. No Future Advance shall constitute a waiver of any of the conditions of Lender’s obligation to make further Future Advances, nor, in the event Borrower is unable to satisfy any such condition, shall any Future Advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default hereunder.
III. REPRESENTATIONS AND WARRANTIES
Section 3.1 Borrower Representations.
Borrower represents and warrants to Lender as of the Closing Date, as of the date of each Advance and each other date on which the representations and warranties set forth herein are required to be remade that:
3.1.1 Organization. (a) Each of Borrower and each SPC Party (if any) is duly formed, organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of the Property or the conduct of its business requires such qualification. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby. Borrower does not own or use any assets other than its interests in the Property and personal property incidental to the business of owning, constructing, renovating, leasing, operating and selling the Property and activities incidental thereto; without limiting the foregoing, the Property is and always has been operated by Borrower as a single property or project, generating substantially all of Borrower’s gross income, and Borrower acknowledges and agrees that it is Borrower’s understanding and intent that the Property constitutes “single asset real estate” for purposes of Section 362(d)(3) of the Bankruptcy Code.
(a) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower’s federal tax identification number is 81-4044961 and State of Delaware organizational identification number is 6160324. Borrower is not subject to back up withholding taxes..
3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower Party including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and no Borrower Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
3.1.3 No Conflicts. To Borrower’s knowledge, the execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will, to Borrower’s knowledge, not violate any provision of any law or regulation to which Borrower is subject, or result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which Borrower’s property or assets are bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien, charge or encumbrance on any of Borrower’s assets or property (other than pursuant to the Loan Documents), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

3.1.4 Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened in writing against Borrower in any court or by or before any other Governmental Authority except as set forth on Exhibit C. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened in writing against Guarantors or any other Restricted Party, in any court or by or before any other Governmental Authority, which would be reasonably likely to have a Material Adverse Effect.
3.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which is reasonably likely to have a Material Adverse Effect on Borrower or the Property. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default is reasonably likely to have a Material Adverse Effect on Borrower or the Property. To Borrower’s knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or the Property is bound. To Borrower’s knowledge, Borrower has no material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.
3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.
3.1.7 Title. Borrower fee simple title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. To Borrower’s knowledge, the Permitted Encumbrances in the aggregate do not, and will not, (i) materially adversely affect (a) the operation or use of the Property (as currently used, and as contemplated to be used in accordance with the Capital Expenditures Scope of Work and Lender approved Plans and Specifications), or (b) Borrower’s ability to pay its Obligations in a timely manner, or (ii) materially interfere with the benefits of the security intended to be provided by this Agreement and the other Loan Documents. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty of Borrower located on the Property (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. The filing of a Uniform Commercial Code financing statement covering all personalty of Borrower with the Delaware Secretary of State will create perfected security interests in and to, and perfected collateral assignments of, all personalty of Borrower, all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances and such other Liens as are expressly permitted pursuant to the Loan Documents. There are no mechanics’, materialmen’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage, except for such liens or claims which are being contested in good faith by Borrower and are bonded and have been disclosed to Lender in writing.
3.1.8 No Plan Assets. As of the date hereof and throughout the Term of the Loan, (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower are not and will not be subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrower nor any ERISA Affiliate maintains, sponsors or contributes to a “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA. Borrower’s representations and covenants in this Section 3.1.8 and in Section 4.2.10 below are based on the assumption that no portion of the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of Section 3(42) of ERISA, unless the Lender relied on an available prohibited transaction exemption, all of the conditions of which are and at all times remain satisfied or (ii) governmental plan which is subject to any provision which is similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein does not and will not at any time give rise to a violation of any such Applicable Similar Law.
3.1.9 Compliance. To Borrower’s knowledge, except as disclosed in any property condition report, zoning report or similar report for the Property listed on Schedule V attached hereto (the “Property Reports”) and delivered to Lender prior to the Closing Date, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, parking, building, zoning and land use laws, ordinances, regulations, and codes. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might have a Material Adverse Effect. Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. The Property is used exclusively for residential and live/work use and other appurtenant and related uses. To Borrower’s knowledge, as of the date hereof, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits.
3.1.10 Financial Information. To Borrower’s knowledge, all reports, documents, instruments, information and financial data, including, without limitation, the statements of cash flow and income and operating expense and evidence of equity, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property, Borrower and Guarantors, as applicable, as of the date of such reports, (iii) in the case of financial data and reporting, have been prepared in accordance with Accounting Principles throughout the periods covered, except as disclosed therein, and (iv) when taken as a whole, are accurate, correct and sufficiently complete in all material respects to give Lender true and accurate knowledge of their subject matter and do not contain any misrepresentation or omission that would make such financial data and reporting misleading in any material respect. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.
3.1.11 Condemnation. No Condemnation or other proceeding related thereto has been commenced, and Borrower has not received written notice from any Governmental Authority indicating that it is contemplating a Condemnation or other proceeding related thereto, with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
3.1.12 Utilities and Public Access.
(a) All easements, cross or reciprocal easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the construction, renovation, completion and full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and are in full force and effect without default thereunder. The Property has all rights of access to public ways (including all required curb cuts). The Property is served by water, sewer, sanitary sewer storm drain facilities and all other public utilities adequate for the use, construction, operation, maintenance and sale of the Improvements as contemplated hereby. Except as shown on the Survey, all roads and streets necessary for the full utilization of the Improvements for its intended purpose have been completed and dedicated to public use and accepted by such Governmental Authority allowing for the use and operation of, and access to the Improvements. To Borrower’s knowledge, the Property has, or is served by, parking to the extent required to comply with all Leases and all Legal Requirements.
(b) Except as shown on the Survey, all public utilities necessary or convenient for the full use and enjoyment of the Property as intended are located either in the public right‑of‑way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the applicable Title Insurance Policy.
3.1.13 Separate Lots. The Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.
3.1.14 Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
3.1.15 Enforceability. Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect to the Loan Documents.
3.1.16 Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Borrower and Lender has any interest in or assignment of Borrower’s interest in the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
3.1.17 Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies or ACORD certificates, with all premiums prepaid thereunder or to be paid on the Closing Date, as applicable, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no claims currently outstanding that have been made under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
3.1.18 Licenses. All material certifications, permits, licenses and approvals, including, without limitation, certificates of completion and occupancy permits required of Borrower by any Governmental Authority for the legal use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated (“Licenses”) have been obtained and are in full force and effect.
3.1.19 Flood Zone. None of the Improvements on the Property are located in an area designated or identified as a special flood hazard area by the Federal Emergency Management Agency, the Secretary of Housing and Urban Development, or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control, or, if so located the flood insurance required pursuant to Section 5.1.1(a) hereof is in full force and effect with respect to the Property.
3.1.20 Physical Condition. Except as may be disclosed in the property condition report obtained by Lender in connection with the Loan, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems located thereon and all structural components thereof, are in good condition, order and repair in all material respects; to Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
3.1.21 Boundaries/Survey. Except as shown on the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no Easements or other encumbrances affecting the Property encroach upon any of the Improvements.
3.1.22 Leases. To Borrower’s knowledge, the rent roll attached hereto as Schedule I (the “Rent Roll”) is true, complete and correct as of the date referenced therein and as of the Closing Date, the Property is not subject to any Leases other than the Leases described on the Rent Roll. Borrower is the owner and lessor of landlord’s interest in the Leases. To Borrower’s knowledge, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as set forth on the Rent Roll and to Borrower’s knowledge: (i) the Leases are in full force and effect and there are no defaults thereunder by either party, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (ii) Borrower has delivered to Lender all the copies of the Live/Work Leases in Borrower’s possession, (iii) no Rent (other than security deposits) has been paid more than one (1) month in advance of its due date, (iv) all work to be performed by Borrower under each Live/Work Lease has been performed as required and has been accepted by the applicable Tenant, (v) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (vi) the Tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised Property and have commenced the payment of full, unabated rent under the Leases, (vii) Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (viii) intentionally omitted, (ix) no Tenant under any Live/Work Lease (or any sublease) is a Borrower Related Party, (x) intentionally omitted, (xi) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing, (xii) except as set forth or permitted in the leases, no Tenant under any Lease has any right or option for additional space in the Improvements, (xiii) no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises, except as permitted in the Leases, and (xiv) to Borrower’s knowledge, no Tenant has asserted any claim of offset or other defense, counterclaim or other claim in respect of such Tenant’s obligations or the lessor’s rights under any Lease. To Borrower’s knowledge, no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. To Borrower’s knowledge, there has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. To Borrower’s knowledge, Borrower is sole owner of the lessor’s entire right, title and interest in and to the Leases.

3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Mortgage.
3.1.24 Special Purpose Bankruptcy Remote Entity. Borrower hereby represents and warrants that as of the formation of Borrower and each SPC Party through and including the closing of the Loan on the date hereof that neither Borrower nor any SPC Party has taken any of the actions prohibited (or failed to take any actions required to be taken) pursuant to the terms and provisions of this Section 3.1.24. Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:
(a) Borrower does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property.
(b) Borrower has not and will not engage in any business other than the acquisition, ownership, holding, leasing, management, operation, development and improvement of the Property and Borrower has and will conduct and operate its business as presently conducted and operated.
(c) Borrower has not and will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, other than the Management Agreement currently entered into with Polaris Property Management LLC, and except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms‑length basis with third parties other than any such party.
(d) Borrower has not incurred and will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness.
(e) Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and has not and shall not acquire obligations or securities of its Affiliates.
(f) Borrower has been, is and will intend to remain solvent and Borrower has (either directly or through the Property Manager) paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, that, in each such case, there exists and is made available to Borrower sufficient cash flow from the Property to do so and that the foregoing shall not require any partners, members or other owners of Borrower to make any capital contributions to Borrower.
(g) Borrower has done or caused to be done and will do or cause to be done all things necessary to observe material organizational formalities and preserve its existence, and Borrower has not, will not, nor will Borrower permit any SPC Party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower or such SPC Party without the prior consent of Lender (not to be unreasonably withheld, conditioned or delayed, provided the new borrowing entity is a limited liability company (whether single-member or multi-member) or a limited partnership, in either case formed under Delaware law which meets Lender’s requirements then applicable to such entities) in any manner that (i) violates the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that (A) by its terms cannot be modified at any time when the Loan is outstanding, (B) by its terms cannot be modified without Lender’s consent, or (C) is otherwise prohibited from being amended or modified pursuant to this Agreement or the other Loan Documents.
(h) Borrower has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party. Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has filed and will file its own tax returns except to the extent Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law.
(i) Borrower has been and will be, and at all times has and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), has and shall correct any known misunderstanding regarding its status as a separate entity, has and shall conduct business in its own name, has not and shall not identify itself or any of its Affiliates as a division or part of the other, and, to the extent necessary for the operating of its business, use separate stationery, invoices and checks bearing its own name, except in each case for business conducted on behalf of Borrower by Manager pursuant to the terms and provisions of the Management Agreement, which agreement is on commercially-reasonable terms, so long as Manager holds itself out as an agent or representative of Borrower.
(j) Borrower has maintained and will intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that there exists and is made available to Borrower sufficient cash flow from the Property to do so and the foregoing shall not require any partners, members or other owners of Borrower to make any capital contributions to Borrower) and shall not intentionally make any distribution which shall cause it to have less than adequate capital.
(k) Neither Borrower nor any constituent owner has or will seek or effect the liquidation, dissolution, winding up, division, consolidation or merger, in whole or in part, of Borrower.
(l) Except as contemplated or permitted under the Cash Management Agreement and/or the other Loan Documents, Borrower has not and will not commingle the funds and other assets of Borrower with those of any Affiliate or constituent owner or any other Person, and has and will hold all of its assets in its own name.
(m) Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent owner or any other Person.
(n) Borrower has not and will not guarantee or become obligated for the debts of any other Person and has not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
(o) In connection with the foregoing, Borrower hereby covenants and agrees that it will comply in all respects with or cause the compliance in all respects with, (i) all of the facts and assumptions relating to the conduct of Borrower set forth in the Non-Consolidation Opinion, and any New Non-Consolidation Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of Borrower and any SPC Party.
(p) Borrower has not permitted, and will not permit any Affiliate (other than Manager) or constituent owner independent access to its bank accounts.
(q) Borrower has paid and shall intend to pay from its own funds its own liabilities and expenses, including all Property-related expenses and the salaries of its own employees (if any) from its own funds (provided that there exists and is made available to Borrower sufficient cash flow from the Property to do so and the foregoing shall not require any partners, members or other owners of Borrower to make any capital contributions to Borrower) and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations, with it being understood that nothing in this Section 3.1.24(q) shall limit the right of Borrower to share overhead expenses with Affiliates in compliance with Section 3.1.24(t).
(r) Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and has paid and shall pay from and to the extent of its own assets all obligations of any kind incurred (provided that there exists and is made available to Borrower sufficient cash flow from the Property to do so and the foregoing shall not require any partners, members or other owners of Borrower to make any capital contributions to Borrower).

(s) Borrower will not, without the unanimous consent of all of its directors or members (including all Independent Directors) take any Material Action.
(t) Borrower will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space and for services performed by any employee of an Affiliate.
(u) Borrower will not pledge its assets to secure the obligations of any other Person.
(v) Borrower will have no obligation to indemnify its officers, directors, members or partners, as the case may be, unless such obligation is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.
(w) Borrower does not, and will not have any of its obligations guaranteed by any Affiliate and does not and will not permit any Affiliate to hold such Affiliate’s credit out as available to pay the debts of Borrower or pay the debts of Borrower, other than with respect to the Guaranty and other than construction bonds and lien bonds.
(x) Borrower shall not buy or hold evidence of indebtedness issued by any other Person other than Permitted Indebtedness.
(y) Borrower shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.
(z) Intentionally Omitted.
(aa) Intentionally Omitted.
(bb) If Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC, each SPC Party shall comply in all material respects with the terms and provisions of this Section 3.1.24. Each SPC Party shall either be (i) a Single Member Delaware LLC in accordance with the terms and provisions of clause (cc) below or (ii) a corporation (A) whose sole asset is its interest in Borrower, (B) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower, (C) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), and (D) which has and will at all times own at least a one half of one percent (0.5%) direct equity ownership interest in Borrower. Each SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, to the extent permitted pursuant to the terms and provisions of this Agreement, Borrower shall immediately appoint a new SPC Party whose articles of incorporation or organization are substantially similar to those of such SPC Party and deliver a New Non-Consolidation Opinion to Lender with respect to the new SPC Party and its equity owners.

(cc) In the event Borrower or an SPC Party is a Single Member Delaware LLC, its limited liability company agreement (the “LLC Agreement”) shall provide that:
(i) upon the occurrence of any event that causes the last remaining member (“Member”) of Borrower or the SPC Party, as applicable, to cease to be the member of Borrower or the SPC Party, as applicable, (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPC Party, as applicable, and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPC Party, as applicable, in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or the SPC Party, as applicable, shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPC Party, as applicable, automatically be admitted to Borrower or the SPC Party, as applicable, as a member with a 0% economic interest (“Special Member”) and shall continue the existence of Borrower or the SPC Party, as applicable, without dissolution;
(ii) Special Member may not resign from Borrower or the SPC Party, as applicable, or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPC Party, as applicable, as a Special Member in accordance with requirements of Delaware law, as applicable, and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of Borrower or the SPC Party, as applicable, in accordance with Section 3.1.24(dd) below;
(iii) Special Member shall automatically cease to be a member of Borrower or the SPC Party, as applicable, upon the admission to Borrower or the SPC Party, as applicable, of the first substitute member;
(iv) Special Member shall be a member of Borrower or the SPC Party, as applicable, that has no interest in the profits, losses and capital of Borrower or the SPC Party, as applicable, and has no right to receive any distributions of the assets of Borrower or the SPC Party, as applicable;
(v) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPC Party, as applicable, and shall not receive a limited liability company interest in Borrower or the SPC Party, as applicable;
(vi) Special Member, in its capacity as Special Member, may not bind Borrower or the SPC Party, as applicable;
(vii) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the

SPC Party, as applicable, including, without limitation, the merger, division, consolidation or conversion of Borrower or the SPC Party, as applicable; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement;
(viii) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPC Party, as applicable, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPC Party (as applicable) agree in writing (A) to continue Borrower or the SPC Party (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPC Party (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPC Party, as applicable;
(ix) any action initiated by or brought against Member or Special Member under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law shall not cause Member or Special Member to cease to be a member of Borrower or the SPC Party, as applicable, and upon the occurrence of such an event, the business of Borrower or the SPC Party (as applicable) shall continue without dissolution; and
(x) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPC Party, as applicable, upon the occurrence of any action initiated by or brought against Member or Special Member under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPC Party, as applicable.
In order to implement the admission to Borrower or an SPC Party, as applicable, of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPC Party, as applicable, as Special Member, Special Member shall not be a member of Borrower or the SPC Party, as applicable, but Special Member may serve as an Independent Director of Borrower or the SPC Party, as applicable.
(dd) The organizational documents of Borrower (to the extent Borrower is a corporation or a Single Member Delaware LLC) or each SPC Party (if Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall provide that at all times there shall be at least two (2) duly appointed independent managers of such entity (each, an “Independent Director”) who shall (i) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (A) a shareholder (or other equity owner) of, or an officer, director, manager (other than in its capacity as Independent Director), partner, member or employee of, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (B) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates (other than as an Approved Independent Director Provider), (C) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person (other than as an Approved Independent Director Provider), or (D) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, (ii) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved Independent Director Provider, and (iii) have had at least three (3) years prior experience as an Independent Director employed and in good standing with an Approved Independent Director Provider. To the extent any Independent Director is employed with an Approved Independent Director Provider that no longer meets Lender’s requirements, Borrower shall promptly replace (if requested by Lender) such Independent Director with an Independent Director from another Approved Independent Director Provider that satisfies Lender’s requirement.
(ee) The organizational documents of Borrower (to the extent Borrower is a corporation or a Single Member Delaware LLC) or each SPC Party (if Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall further provide that:
(i)the board of directors or managers, if any, of Borrower or the SPC Party, as applicable, and the constituent members of Borrower or the SPC Party, as applicable (the “Constituent Members”) shall not take any Material Action without the unanimous vote of the entire board of directors or managers, if any, as applicable, including the two (2) Independent Directors appointed in accordance with the terms and provisions of Section 3.1.24(dd) and the Constituent Members;
(ii)any resignation, removal or replacement of an Independent Director shall not be effective without two (2) Business Days prior written notice to Lender accompanied by evidence that a replacement Independent Director satisfying the applicable terms and conditions hereof and of the applicable organizational documents shall have replaced such outgoing Independent Director;
(iii)to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, each Independent Director shall consider only the interests of the Constituent Members, Borrower and the SPC Party, if applicable (including Borrower’s and any such SPC Party’s creditors) in acting or otherwise voting on a Material Action or any other matters provided for herein and the organizational documents of Borrower and any SPC Party (which such fiduciary duties to the Constituent Members, Borrower and any SPC Party (including Borrower’s and any such SPC Party’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or any SPC Party, as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, Borrower and any SPC Party and (z) the interests of any group of affiliates of which the Constituent Members, Borrower or any SPC Party is a part));

(iv)other than as provided in subsection (iii) above, the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of Borrower, any SPC Party or any other Person;
(v)the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and
(vi)to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, any SPC Party, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless such Independent Director acted in bad faith or engaged in willful misconduct.
(ff) Upon request of Lender, which prior to the occurrence of an Event of Default shall occur no more than once per calendar year, Borrower shall provide an Officer’s Certificate certifying as to Borrower’s continued compliance with the terms of this Section 3.1.24 and the terms of the Cash Management Agreement. Additionally, Borrower shall provide Lender with such other evidence of Borrower’s compliance with this Section 3.1.24, and the terms of the Cash Management Agreement as Lender may reasonably request from time to time.
3.125 Tax Filings. As of the Closing Date, and on every date thereafter on which these representations are remade, all tax returns required to be filed by Borrower in any jurisdiction have been filed (or has obtained effective extensions for filing) and all taxes, assessments, fees, and other governmental charges upon Borrower or upon any of its properties, income or franchises (including, without limitation, all state, county and municipal mortgage, mortgage recording, stamp, intangible, transfer or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage) have been paid that are required to be paid prior to delinquency and in any event prior to the time that the non-payment of such taxes could give rise to a lien on any asset of Borrower (subject to Borrower’s right to contest the same in accordance herewith). Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the IRS or other applicable tax authority upon audit. To Borrower’s knowledge, there is no material proposed tax assessment against the Property (or any portion thereof) or to Borrower’s knowledge any basis for such assessment which is material and has not been disclosed to Lender. The Property is separately assessed from all other adjacent land for purposes of real estate taxes, and for all purposes may be dealt with as an independent parcel. To Borrower’s knowledge, the Property is not presently, and has never been, benefitted by any tax abatement. Borrower is and has at all times been properly treated for U.S. federal income tax purposes as a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Code. Borrower has filed, or caused to be filed, all U.S. federal, state, local and non-U.S. tax returns, reports and other tax-related documents required to be filed by it and has paid all Taxes payable by it that have become due, other than those not yet delinquent. Borrower has established on its books such charges, accruals and reserves in respect of Taxes for all fiscal periods as are required by sound accounting principles consistently applied.

3.1.26 Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any Constituent Member of Borrower, and neither of Borrower nor any Constituent Member of Borrower has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.
3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
3.1.28 Organizational Chart. The organizational chart attached as Schedule III, relating to Borrower, Guarantors and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule III has, directly or indirectly, any ownership interest in Borrower or Guarantors or right of Control over Borrower or Guarantors.
3.1.29 Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
3.1.30 Investment Company Act. Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
3.1.31 No Bankruptcy Filing. Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.
3.1.32 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact and Borrower has no knowledge that any such statement omits to state any material fact necessary to make the statements contained herein or therein not misleading. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender which is reasonably likely to have a Material Adverse Effect on the Property. As of the date of this Agreement Borrower has delivered to Lender all Contracts relating to the Property and all material documentation relating to the zoning and entitlement of the Property in Borrower’s possession and has specified in writing to Lender any contract or agreement relating to the Property where a Borrower Related Party is a party thereto.
3.1.33 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445 or 770 of the Code.
3.1.34 No Change in Facts or Circumstances; Disclosure. The information submitted by and on behalf of Borrower to Lender and all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof by Borrower and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. To Borrower’s knowledge, there has been no adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise adversely affects or would reasonably be expected to have a Material Adverse Effect.
3.1.35 Management Agreement. The Management Agreement is in full force and effect and (a) to Borrower’s knowledge, there is no default thereunder by Manager thereunder and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Manager thereunder and (b) there is no default thereunder by Borrower thereunder and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Borrower thereunder.
In addition to any notices Borrower is otherwise required to provide hereunder, Borrower shall provide Lender with (i) a copy of each notice of default or termination given or made to Manager by Borrower or received by Borrower from Manager, and (ii) a copy of each notice of default or termination under any license or permit necessary for the operation of the Property in the manner required by this Agreement or the Management Agreement.
3.1.36 Real Property Documents. To Borrower’s knowledge, the Real Property Documents are in full force and effect and have not been modified, amended or supplemented. To Borrower’s knowledge, neither the Borrower nor, any other party to any Real Property Documents, is in default under any of the provisions thereof, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default of any of the provisions thereof. To Borrower’s knowledge, (i) all sums due and payable under the Real Property Documents have been paid in full, and (ii) no party to any Real Property Document has commenced any action or given or received any notice for the purpose of terminating any Real Property Document.
3.1.37 Perfection of Accounts. Borrower hereby represents and warrants to Lender that:
(a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Clearing Account and the other Accounts (as defined in the Cash Management Agreement) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts;
(b) The Clearing Account and the other Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code.
3.1.38 Material Agreements. With respect to each Material Agreement, Borrower hereby represents that (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) Borrower has not received any written notice of any uncured defaults under any Material Agreement by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any Material Agreement, (c) to Borrower’s knowledge, all payments and other sums due and payable by or to under the Material Agreements have been paid in full, and (d) no party to any Material Agreement has commenced any action to which Borrower is a party, and Borrower has neither given nor received any notice, for the purpose of terminating any Material Agreement.
3.1.39 Illegal Activity/Forfeiture.
(a) To Borrower’s knowledge, no portion of the Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.
(b) There has not been and shall never be committed by Borrower, any of its Affiliates or, to Borrower’s knowledge, any other person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Mortgage, or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
3.1.40 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or Guarantors constitute property of, or to Borrower’s knowledge, are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Guarantors (whether directly or indirectly), is prohibited by Legal Requirements or the Loan made by Lender is in violation of Legal Requirements (“Embargoed Person”); (b) to Borrower’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantors with the result that the investment in Borrower or Guarantors (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements; and (c) to Borrower’s knowledge, none of the funds of Borrower or Guarantors have been derived from any unlawful activity with the result that the investment in Borrower or Guarantors (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements.
3.1.41 Patriot Act.
(a) All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including Executive Order 13224 effective September 24, 2001 (as may be amended from time to time, the “Patriot Act”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower and, to Borrower’s knowledge, each and every Person that, to Borrower’s knowledge, has an economic interest in Borrower, or, to Borrower’s knowledge, that has or will have an interest in the Property, is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as may be amended from time to time, the “Annex”); (ii) in full compliance with the requirements of the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as may be amended from time to time, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to Lender for their review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (v) not listed as a Specially Designated Terrorist or as a “blocked” person on any lists maintained by the OFAC pursuant to the Patriot Act or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vii) not owned or controlled by or now acting and or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Act or any other person who has been determined to be subject to the prohibitions contained in the Patriot Act. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower (or any of its beneficial owners, affiliates or participants) or any Person that has an interest in the Property become listed on the Annex or any other list promulgated under the Patriot Act or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower or Guarantors becomes listed on any list promulgated under the Patriot Act or is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.
(b) The Patriot Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
3.1.42 Americans with Disabilities Act Compliance. Except as expressly disclosed in the Property Reports, the Improvements at the Property have been designed, maintained and will continue to be maintained, in compliance with all of the requirements of the ADA. Borrower shall be responsible for all ADA compliance costs.
3.1.43 Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in each Mortgage) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than with Lender’s prior written consent. All of the Equipment, Fixtures and Personal Property are sufficient to operate the applicable Property in the manner required hereunder, in the manner in which it is currently operated.
3.1.44 Trade Name; Other Intellectual Property. Borrower owns and possesses or licenses (as the case may be) all such trademarks, trademark rights, patents, patent rights, trade names, trade name rights, service marks, service mark rights, websites, domain names and copyrights, as more particularly described on Schedule IV (collectively, the “Intellectual Property”), as Borrower considers necessary for the conduct of its business as now conducted without, individually or in the aggregate, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to have a Material Adverse Effect, and there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright owned and possessed by Borrower the loss of which would reasonably be expected to have a Material Adverse Effect.
3.1.45 Intentionally Omitted.
3.1.46 No Other Debt. Borrower has not borrowed or received debt financing other than the Debt, and there is no other Indebtedness (other than Permitted Indebtedness) to which Borrower is a party or by which Borrower or the Property or any residual interest therein is bound, whether secured or unsecured.

3.1.47 Purchase Options. Neither the Property nor any part thereof are subject to any purchase or lease options, rights of first refusal, rights of first offer or other similar rights in favor of any Person.
3.1.48 Intentionally Omitted.
3.1.49 Labor Relations. Borrower is not a party to any collective bargaining agreement, and there is no union or any other organization of employees of Borrower (if any) at the Property, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization of employees of Borrower ( if any). Except as disclosed to Lender in writing, there are no material grievances, disputes, claims of unfair labor practices or controversies against Borrower regarding the Property nor, to Borrower’s knowledge, are there any threats of strikes, work stoppages or demands for collective bargaining by any union or organization of employees of Borrower (if any) regarding the Property. Borrower shall promptly notify Lender upon the occurrence or threatened occurrence of any of the matters described in the preceding sentence.
3.1.50 Control. The Key Person (i) is actively involved in the Property and the day to day operation and management thereof, (ii) directly or indirectly Controls Borrower and the operation and development of the Property, and (iii) directly or indirectly owns (and at all times shall own) not less than 0.033% of the direct and/or indirect membership interests in Borrower.
Section 3.2 Survival of Representations.
The representations and warranties set forth in Section 3.1 are made as of the Closing Date (or as of another date specifically set forth herein) and shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on their behalf.
IV. BORROWER COVENANTS
Section 4.1 Borrower Affirmative Covenants.
From and after the Closing Date until the repayment in full of the Debt, Borrower hereby covenants and agrees with Lender that:
4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits, trade names, and franchises, and comply in all material respects with all Legal Requirements applicable to it or the Property, including, without limitation, Prescribed Laws. Borrower shall continue to comply with the Patriot Act and OFAC, including, without limitation, the provisions of Sections 3.1.40 and 3.1.41, throughout the Term of the Loan. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording any Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the

Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in reasonably good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of the Mortgage and shall not constitute a default under the other Loan Documents and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) none of the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be reasonably required in the proceeding, or as may be reasonably requested by Lender, to insure compliance in all material respects with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the good faith judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established, the Property (or any part thereof or interest therein) is in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
4.1.2 Property Taxes and Other Charges.
(a) Borrower shall pay or cause Manager to pay all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to delinquency; provided, however, Borrower’s obligation to directly pay Property Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Upon Lender’s request, Borrower shall furnish to Lender receipts for the payment of the Property Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Property Taxes so long as Borrower complies with the terms and provisions of Section 6.2 hereof. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property (other than Permitted Encumbrances), and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, or Manager (at Borrower’s or Manager’s expense), may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Property Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost;

(iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) the amount of any such Property Taxes or Other Charges (to the extent required pursuant to such final determination), together with all costs, interest and penalties which are payable in connection therewith; (v) [reserved]; and (vi) unless Borrower or Manager is required to deposit the same with the relevant Governing Authority, Borrower shall deposit (or cause to be deposited) with Lender or Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or cash, or other security as may be reasonably required by Lender, in an amount equal to one hundred fifteen percent (115%) of the contested amount (less any amount deposited with the relevant Governing Authority), to insure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the good faith judgment of Lender, the entitlement of such claimant is established. No Default or Event of Default shall occur under this Section 4.1.2 if funds to pay Property Taxes and Other Charges are available in the Tax Reserve Account and Lender does not apply the same to such amounts in accordance with Section 6.2 provided that Lender’s access to such funds is not restricted.
(b) Borrower shall timely pay, as the same shall become due and payable, all Taxes levied or imposed upon it or its properties, income or assets, except those that are being contested in good faith by appropriate proceedings, diligently conducted and for which adequate reserves have been established on the books of Borrower in accordance with Accounting Principles. Borrower shall, throughout the duration of any obligation under any Loan Document, remain a “disregarded entity” as defined in Section 1.1445-2(b)(2)(iii) of the Code.
4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against the Property, Borrower, or any SPC Party which are not covered by insurance or which might be reasonably expected to have a Material Adverse Effect. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Guarantors which might be reasonably expected to have a Material Adverse Effect.
4.1.4 Access to Property. Subject to tenants’ rights under the Leases, Borrower shall permit Lender and its representatives, upon twenty-four (24) hours’ prior written notice to enter upon the Property during normal business hours, inspect the Capital Expenditures Work and all materials to be used in the construction thereof, to examine the Plans and Specifications or any Contracts, Governmental Approvals or other documentation relating to the Capital Expenditures Work requested by Lender and to perform such testing as Lender reasonably deem desirable at the Property. Borrower shall reasonably cooperate, and use commercially reasonable efforts to cause Manager and the Contractors to reasonably cooperate, with Lender to enable each Person to perform its functions hereunder. Lender or its agents, representatives, consultants and employees as part of any inspection may take soil, air, water, building material and other samples from the Property, and shall have the right to undertake testing of such soil, air, water, building material and other samples at Borrower’s cost and expense in the event that, in Lender’s opinion, such testing is necessary, and provided that Lender shall cause any Person performing invasive testing at the Property to maintain (or be covered by) customary and appropriate insurance in light of the testing to be undertaken by such Person.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, or in the case of a Borrower Related Party, shall cause to be done, at Borrower’s sole cost and expense:
(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require;
(b) cure any defects in the execution and delivery by Borrower or a Borrower Related Party of the Loan Documents and execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or reasonably requested by Lender, to evidence, preserve and/or protect the Property any other collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any licenses with respect to the Property into the name of Lender or its designee after the occurrence, and during the continuance, of an Event of Default; and
(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
4.1.6 Financial Reporting.
(a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis in accordance with the Accounting Principles, and the requirements or Regulation AB, proper and accurate books, records and accounts reflecting the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall reasonably request. After the occurrence and during the continuance of an Event of Default beyond the expiration of any applicable notice and cure periods, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest. Upon Lender’s reasonable request, Borrower shall furnish to Lender such other information reasonably necessary and sufficient to fairly represent the financial condition of Borrower and the Property.
(b) Borrower shall furnish Lender annually, within one hundred twenty (120) days following the end of each calendar year, a complete copy of Borrower’s annual financial statements prepared in accordance with Accounting Principles including statements of income and expense and cash flow for Borrower and the Property and a balance sheet for Borrower. Borrower’s annual financial statements shall be accompanied by an

Officer’s Certificate executed by a duly authorized financial officer of Borrower stating that such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property in all material respects.
(c) Borrower shall furnish Lender quarterly, within thirty (30) days following the end of each calendar quarter, the following:
(i) a complete copy of Borrower’s quarterly financial statements prepared in accordance with Accounting Principles, covering the Property, including statements of income and expense and cash flow for Borrower and the Property and a balance sheet for Borrower. Borrower’s quarterly financial statements shall be accompanied by an Officer’s Certificate in the form attached hereto as Exhibit D executed by a duly authorized financial officer of Borrower stating that to his/her knowledge, (A) such quarterly financial statement presents fairly the financial condition and the results of operations of Borrower and the Property in all material respects, (B) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it, and (C) as of the date of such Officer’s Certificate, no litigation that is material exists involving Borrower or the Property in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taken in relation thereto. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.
(d) Monthly Reports. Borrower shall furnish the following items to Lender within twenty (20) days after the end of each calendar month: (i) monthly and year-to-date operating statements, noting net operating income and other information necessary and sufficient under the Accounting Principles to fairly represent the financial position and results of operation of the Property during such calendar month, all in form reasonably satisfactory to Lender; (ii) a balance sheet for such calendar month; (iii) a comparison of the budgeted income and expenses and the actual income and expenses for each month and year-to-date for the Property, together with a detailed explanation of any line item variances equal to the greater of (a) ten percent (10%) or more between budgeted and actual amounts for such monthly period, or (b) $10,000 or more between budgeted and actual amounts for such monthly period; (iv) a statement of the actual Capital Expenses made by Borrower during each calendar month as of the last day of such calendar month; (v) a statement that Borrower has not incurred any indebtedness other than Permitted Indebtedness; (vi) an aged receivables report; (vii) Intentionally Omitted; (viii) Intentionally Omitted (ix) rent rolls in the form attached hereto as Schedule I. Each such statement shall be accompanied by an Officer’s Certificate certifying, to the best of the signer’s knowledge, that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with Accounting Principles (subject to normal year-end adjustments).
(e) Borrower shall submit to Lender an Annual Budget no later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender. At any time the Debt Service Coverage Ratio falls below 1.25x, the Annual Budget shall be subject to Lender’s approval not to be unreasonably withheld, conditioned or delayed (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender reasonably objects to a proposed Annual Budget submitted by Borrower which requires the reasonable approval of Lender hereunder, Lender shall advise Borrower of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender reasonably approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget (if Lender’s approval is required pursuant to this Section 4.1.6(e)), the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges. Notwithstanding the foregoing, if Lender’s approval is required pursuant to this Section 4.1.6(e), Lender shall have ten (10) Business Days from receipt of written request and all required information and documentation relating thereto in which to approve or disapprove such Annual Budget, provided that such request to Lender is marked in bold lettering with the following language: LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER,” and the envelope containing the request must be marked “PRIORITY.” If Lender fails to respond to a request for consent or approval by Lender of such annual budget within ten (10) Business Days following Lender’s receipt of notice from Borrower requesting such consent or approval, Lender shall be deemed to have given such requested consent or approval.
(f) At any time the Debt Service Coverage Ratio falls below 1.25x, in the event that Borrower must incur an Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget the cost of which exceeds ten percent (10%) of the total Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s reasonable approval.
(g) Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form and prepared using Excel®. Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 4.1.6 to such parties requesting such information in connection with a Secondary Market Transaction.
(h) If Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Section 4.1.6 within the applicable time periods set forth in this Section 4.1.6, Lender shall have the option, upon fifteen (15) days’ written notice to Borrower, to gain access to Borrower’s books and records and prepare or have prepared at Borrower’s reasonable expense, any Required Records not delivered by Borrower. In addition, it shall be an Event of Default if any of the following shall occur: (i) any failure of Borrower to provide to Lender any of the Required Records within the applicable time periods set forth in this Section 4.1.6, if such failure continues for fifteen (15) days after written notice thereof, (ii) in the event any Required Records shall be materially inaccurate or false, or (iii) in the event of the failure of Borrower to permit Lender or its representatives to inspect said books, records and accounts upon request of Lender as required by this Section 4.1.6.
4.1.7 Title to the Property. Borrower will warrant and defend (a) Borrower’s title to the Property and every part thereof, subject only to Liens expressly permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage and the Assignment of Leases on the Property, subject only to Liens expressly permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or actual out-of-pocket expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
4.1.8 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the most recent Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification; provided that, Borrower shall not be required to request or deliver such certificates more frequently than one (1) time in any twelve (12) month period (other than in connection with an Event of Default that is continuing or a Secondary Market Transaction).
(a) After request by Borrower, provided no Event of Default exists, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the current Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.
4.1.9 Leases.
(a) Generally. Upon request, Borrower shall promptly furnish Lender with executed copies of all Leases then in effect. Subject to Section 4.1.9(b), Borrower may not enter into, amend, modify, terminate or grant a waiver of any provision or right of Borrower under, or enter into or permit or suffer any assignment or sublease of (solely to the extent that Borrower as landlord has the right to consent to any such assignment or sublease), any Major Lease without Lender’s prior written consent, which Lender may withhold in its reasonable discretion. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants. During the term of the Loan, Borrower shall not enter into any Leases (and shall cause Manager not to enter into any Leases) that would result in any of the following: (i) more than ten percent (10%) of the residential Leases having a term of less than six (6) months; (ii) more than ten percent (10%) of the residential Leases having a term of more than eighteen (18) months; and (c) free rent for such Lease that is more than 16.7% of the term of such Lease (e.g., no more than 2 months of free rent shall be permitted for a Lease with a term of 12 months).
(b) Approvals.
(i) Notwithstanding anything to the contrary in Section 4.1.9(a) above, any Lease and any renewals, amendments or modification of a Lease that is not a Major Lease and meets the following requirements may be entered into by Borrower without Lender’s prior consent: (A) provides for economic terms, including rental rates and net effective rental rates, that are in accordance with then-current market rates and arms-length terms, (B) intentionally omitted, (C) intentionally omitted, (D) is written substantially in accordance with the standard form of Lease which shall have been approved by Lender (subject to any commercially reasonable changes made in the course of negotiations with the applicable Tenant), (E) is not with an Affiliate of any Borrower Related Party, and (F) does not contain any option to purchase, any right of first offer to purchase, any right of first refusal to purchase, any right to terminate (except if such termination right is triggered by the destruction or condemnation of substantially all of the Property). All other Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval as provided in Section 4.1.9(a) above. Lender shall upon Borrower’s request grant or withhold its consent if required hereunder within ten (10) days after submission of the proposed form of lease, amendment or modification, as applicable, to Lender with it understood that if Lender shall fail to respond to Borrower’s request within such ten (10) day period, then Borrower shall submit a second request to Lender for its consent. If Lender shall fail to respond to Borrower’s second request within ten (10) days after Borrower’s submission of the second request, then Lender’s consent shall be deemed granted.
(c) Covenants. Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); and (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents).
(d) Security Deposits. Any and all security deposits of Tenants, whether held in cash or any other form, shall be held in compliance with all Legal Requirements and shall not be commingled with any other funds of Borrower. During the continuance of an Event of Default, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Cash Management Account (which shall then be held by Cash Management Bank in a separate Account), subject to the terms of the Leases and the Loan Documents and applicable Legal Requirements. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as herein above described, (ii) shall be issued by an institution reasonably satisfactory to Lender, (iii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iv) shall in all respects comply with any applicable Legal Requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s compliance with the foregoing.
(e) Proceeding. Borrower shall appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, the Leases or the obligations, duties, or liabilities of Borrower, any Tenant or any Lease guarantor. Borrower shall pay all reasonable, out of pocket costs and expenses of Lender, including reasonable, out of pocket attorneys’ fees, in any action or proceeding in which Lender may appear.
4.1.10 Alterations. Lender’s prior approval shall be required in connection with any alterations to any Improvements (except Tenant Improvements under any Lease permitted hereunder or approved by Lender or the Capital Expenditures Work), (a) that are reasonably likely to have a Material Adverse Effect, (b) the cost of which is reasonably anticipated to exceed the Alteration Threshold; provided, however, that amounts expressly provided for in the Capital Expenditures Budget shall not be subject to the Alteration Threshold, which approval in each instance may be granted or withheld in Lender’s reasonable discretion, or (c) that are structural in nature, which approval in each instance may be granted or withheld in Lender’s sole discretion. All alterations to the Improvements must comply with all Legal Requirements affecting the Property. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed One Million Five Hundred Thousand Dollars ($1,500,000.00), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) Letters of Credit, or (iii) a completion bond or guaranty reasonably acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall exceed the Alteration Threshold but be equal to or less than One Million Five Hundred Thousand Dollars ($1,500,000.00), Borrower shall provide evidence reasonably acceptable to Lender showing that it has sufficient reserves to complete such alterations. Upon completion of any alteration permitted hereunder, the security deposit described in the immediately preceding sentence shall promptly be released and the Property shall continue to comply, in all material respects, with all requirements relating to parking pursuant to all Legal Requirements, the Real Property Documents and any other agreements to which the Property is subject.
4.1.11 Interest Rate Cap.
(a) At all times during the term of the Loan (including during any Extension Period), Borrower shall maintain in effect an Interest Rate Protection Agreement with an initial notional amount equal to the amount of the Loan and with a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating. The Interest Rate Protection Agreement shall have a strike price equal to or less than the Capped LIBOR Rate.

(b) Prior to or on the Closing Date, Borrower shall have obtained the Interest Rate Protection Agreement with a term through at least the Initial Maturity Date. Borrower shall (x) at least sixty (60) days prior to the expiration of the term of initial Interest Rate Protection Agreement and (y) as a condition to Borrower exercising its right extend the term of the Loan for the Extension Term, on or prior to the initial Maturity Date, (i) extend the term of the initial Interest Rate Protection Agreement delivered in connection with the closing of the Loan or (ii) purchase a new Interest Rate Protection Agreement having a term ending not earlier than the Initial Maturity Date or extended Maturity Date, as applicable, and having a strike price equal to or less than the Capped LIBOR Rate. In the event of any withdrawal of the rating of such Counterparty by any Rating Agency or downgrade of the rating of such Counterparty by any Rating Agency below the Minimum Counterparty Rating, Borrower shall notify Lender of such downgrade and shall replace the Interest Rate Protection Agreement not later than ten (10) Business Days following such downgrade or withdrawal with an Interest Rate Protection Agreement in form and substance reasonably satisfactory to Lender (and meeting the requirements set forth in this Section 4.1.11) from a Counterparty reasonably acceptable to Lender having a Minimum Counterparty Rating; provided, however, that if any Rating Agency withdraws or downgrades the credit rating of the Counterparty below the Minimum Counterparty Rating, Borrower shall not be required to replace the Counterparty under the Interest Rate Protection Agreement provided that within ten (10) Business Days following such downgrade or withdrawal, (y) such Counterparty or an Affiliate thereof posts additional collateral acceptable to Lender from time to time securing its obligations under the Interest Rate Protection Agreement and shall enter into an ISDA Credit Support Annex (CSA) governed by the law of the State of New York with respect to such additional collateral or (z) an Affiliate of such Counterparty with a Minimum Counterparty Rating delivers a guaranty acceptable to Lender guaranteeing such Counterparty’s obligations under the Interest Rate Protection Agreement and shall enter into an ISDA Credit Support Annex (CSA) governed by the law of the State of New York with respect to such guaranty. Any new or replacement Interest Rate Protection Agreement required to be delivered by Borrower to Lender hereunder shall be in form and substance reasonably acceptable to Lender and Borrower shall provide Lender with an Assignment of Protection Agreement with respect thereto in the form of the Assignment of Protection Agreement, together with an opinion of counsel with respect thereto reasonably acceptable to Lender. At the time Borrower enters into any Interest Rate Protection Agreement, the Counterparty and Borrower shall each be an “Eligible Contract Participant”, as such term is defined under the Commodity Exchange Act, and shall otherwise satisfy all requirements under the Dodd Frank Wall Street Reform and Consumer Protection Act in connection with entering into the Interest Rate Protection Agreement.
(c) Borrower shall not (i) without the prior written consent of Lender, materially modify, amend or supplement the terms of the Interest Rate Protection Agreement, (ii) without the prior written consent of Lender, except in accordance with the terms of the Interest Rate Protection Agreement, cause the termination of the Interest Rate Protection Agreement prior to its stated maturity date, (iii) without the prior written consent of Lender, except as aforesaid, waive or release any material obligation of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) under the Interest Rate Protection Agreement, (iv) without the prior written consent of Lender, consent or agree to any act or omission to act on the part of the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) which, without such consent or agreement, would constitute a default under the Interest Rate Protection Agreement, (v) fail to exercise promptly and diligently each and every material right which it may have under the Interest Rate Protection Agreement, (vi) take or intentionally omit to take any action or intentionally suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Interest Rate Protection Agreement or any defense by the Counterparty (or any successor or substitute party to the Interest Rate Protection Agreement) to payment, or (vii) fail to give prompt notice to Lender of any written notice of default given by or to Borrower under or with respect to the Interest Rate Protection Agreement, together with a complete copy of such notice.
(d) In connection with the Interest Rate Protection Agreement delivered at Closing, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty upon which Lender and their successors and assigns may rely, under New York law and, if the Counterparty is a non-U.S. entity, the applicable foreign law, which shall provide in relevant part, that: (i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement; (ii) the execution and delivery of the Interest Rate Protection Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; (iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and (iv) the Interest Rate Protection Agreement has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.12 Material Agreements. Borrower shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party in accordance therewith, and take all commercially reasonable actions to preserve and to keep unimpaired its material rights thereunder, (b) promptly notify Lender in writing of the giving of any written notice of any default by any party under any Material Agreement of which it is aware, (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner, and (d) not amend, modify, or terminate a Material Agreement in any material respect or enter into a new Material Agreement, in each case without the consent of Lender, which shall not be unreasonably withheld, conditioned or delayed.

4.1.13 Loan Fees. For the Second Extension Option and the Third Extension Option, the Extension Fee (which shall be equal to 0.25% of the Loan amount (less any repayments)) as of the date such Extension Fee is due. Such Extension Fee shall be deemed fully earned on the date paid and no part of such Extension Fee shall be refundable.
4.1.14 Costs of Enforcement/Remedying Defaults. In the event (a) that the Mortgage is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage prior to or subsequent to the Mortgage, (c) a Bankruptcy Event in respect of Borrower or Guarantors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all reasonable, out of pocket costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable, out of pocket attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate.
4.1.15 Business and Operations. Borrower will continue to engage in the businesses currently conducted by it, as and to the extent the same are necessary for the ownership, operation, maintenance, repair, improvement, development, sale, management and leasing of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and operation of the Property.
4.1.16 Required Repairs; Termite Inspection Report. Borrower shall complete repair of the open mechanical penetrations into the podium slab as well as complete each of the repairs at the Property as set forth on Schedule II hereto within one hundred twenty (120) days after the Closing Date (subject to reasonable extensions for force majeure) and shall provide Lender with evidence reasonably acceptable to Lender that the repairs have been completed. Within forty-five (45) days after the Closing Date, Borrower shall cause to be conducted a termite inspection and deliver to Agent a termite inspection report. To the extent such termite inspection report sets forth any required or recommended repairs and/or additional inspections, Borrower shall cause such repairs and/or inspections to be promptly completed and provide Lender with satisfactory evidence of same.
4.1.17 Maintenance of Property. Borrower shall cause the Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, location, nature and construction. Borrower shall not use, maintain or operate the Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or increases the premium of, any insurance then in force with respect thereto. Borrower shall from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements to the Property. Borrower shall not make any change in the use of the Property that would materially increase the risk of fire or other hazard arising out of the operation of the Property, or do or knowingly permit to be done thereon anything that may in any way impair the value of the Property in any material respect or the Lien of the Mortgage. Borrower shall not, without the prior written consent of Lender, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

4.1.18 Management Agreement.
(a) Management Agreement.
(i) Borrower shall cause Manager to manage the Property and to lease and market the residential units of the Property in accordance with the Management Agreement. Borrower shall (A) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (B) promptly notify Lender of any written notice received by Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, (C) upon Lender’s request, promptly deliver to Lender a copy of each financial statement, business plan, leasing plan, capital expenditures plan, report and estimate received by it under the Management Agreement, and upon request by Lender, shall cause Manager to provide Lender with reports in regard to the leasing efforts of the residential units at the Property, and (D) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Manager under the Management Agreement. If Borrower shall default (beyond the expiration of applicable notice and cure periods under the Management Agreement) in the performance or observance of any term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, as applicable, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be necessary to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed. Borrower hereby agrees to pay to Lender promptly following demand, all such reasonable, out of pocket sums so paid and expended by Lender in connection therewith, together with interest thereon at the Default Rate from the day on which Borrower receives such demand until paid. All sums so paid and expended by Lender and the interest thereon shall be secured by the legal operation and effect of the Mortgage.
(ii) Borrower shall use commercially reasonable efforts to cause Manager to deliver to Lender, within thirty (30) days of request, an estoppel certificate from Manager, in form and substance reasonably satisfactory to Lender; provided that Borrower shall not be required to request or deliver such certificates more frequently than one (1) time in any twelve (12) month period (other than in connection with an Event of Default that is continuing or a Secondary Market Transaction).

(iii) To the extent that Borrower fails to perform any obligation under the Management Agreement, subject to any applicable notice and cure periods under the Management Agreement, and, provided that, Borrower fails to cure such failure within ten (10) Business Days of receipt of written notice from Lender of such failure, Borrower hereby grants to Lender the right, as Borrower’s, as applicable, attorney-in-fact (which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest), to perform any such obligation and, if required, to enter the Property (subject to applicable laws, the Permitted Encumbrances and the rights of Tenants) in order to perform the same, including, without limitation, the execution and delivery of all such writings necessary to transfer any licenses with respect to the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default. The aforesaid right of Lender shall be exercisable by Lender at Lender’s option and in Lender’s sole discretion.
(iv) Borrower shall not surrender, terminate, cancel, modify, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement (except as expressly permitted under the terms of the Management Agreement), or waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Lender, which shall not be unreasonably withheld, conditioned or delayed.
(v) Lender shall have the right to require Borrower to replace the Manager with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Lender (such approval not to be unreasonably withheld, conditioned or delayed) upon the occurrence of any one or more of the following events: (i) at any time following the occurrence and during the continuance of an Event of Default, (ii) if Manager shall be insolvent or a debtor in a bankruptcy proceeding, (iii) if Manager shall be in material default under the Management Agreement beyond any applicable notice and cure period, (iv) if at any time for cause, including without limitation, if Manager has engaged in gross negligence, fraud or willful misconduct, or (v) upon a change in Control of the Manager.
(vi) Borrower shall not permit the management fee, if any, to be paid to Manager under the Management Agreement to exceed three percent (3.0%) of Operating Income.
(b) Intentionally Omitted.
4.1.19 Real Property Documents. Borrower shall (i) promptly and faithfully observe, perform and comply with all the material terms, covenants and provisions of the Real Property Documents on its part to be observed, performed and complied with, at the times set forth therein, and to do all things necessary to preserve unimpaired its rights thereunder; (ii) not do, permit, suffer or refrain from doing anything, as a result of which could be a default under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable cure period; (iii) not cancel, surrender, modify, amend or in any way alter or permit the alteration of any of the material terms thereof and not to release any party thereto other than Borrower from any material obligation imposed upon it thereby; and (iv) give Lender prompt written notice of any material default by anyone thereunder and promptly deliver to Lender copies of each written notice of any material default and, after the occurrence and during the continuance of an Event of Default, copies of all other written notices, plans, specifications and other similar instruments received or delivered by Borrower in connection therewith. Notwithstanding anything to the contrary contained in this Section 4.1.19, provided an Event of Default shall not have occurred and be continuing, Borrower shall have the right to make amendments to the Real Property Documents with the consent of Lender, such consent not to be unreasonably withheld or delayed.
4.1.20 Intentionally Omitted.
4.1.21 Costs. Subject to the contest rights permitted hereunder, Borrower shall pay when due all costs and expenses in connection with the Capital Expenditures Work, Debt Service and other costs and expenses required under this Agreement and all other contracts to which Borrower is a party for the construction and ownership of the Capital Expenditures Work in accordance with the provisions of this Agreement.
4.1.22 Notice of Default. Borrower shall promptly advise Lender of the occurrence of any monetary Default, material non-monetary Default or Event of Default of which Borrower has knowledge.
4.1.23 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority or tribunal (including any arbitration or mediation) which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election and expense, to participate in any such proceedings.
4.1.24 CCR Estoppel. Borrower shall use commercially reasonable efforts to deliver to Lender within thirty (30) days after the Closing Date an estoppel certificate executed by Redrock Noho Retail, LLC in substantially the form of the estoppel certificate attached hereto as Exhibit E.
4.1.25 Award and Insurance Benefits. Borrower shall reasonably cooperate with Lender in obtaining the benefits of any Net Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable, out of pocket expenses incurred in connection therewith (including reasonable, out of pocket attorneys’ fees and disbursements) out of such Net Proceeds.
4.1.26 Principal Place of Business, State of Organization. Except as otherwise expressly permitted in this Agreement, Borrower will not cause or permit any change to be made in its name, identity or corporate or partnership structure. Borrower shall cause its principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the entire period of the existence of Borrower and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement, unless Borrower provides Lender with twenty (20) days prior written notice of any change of the foregoing and adequate information as to the new location of Borrower’s principal place of business, chief executive office and location of its books and records. Borrower’s organizational identification number, if any, assigned by the state of incorporation or organization is correctly set forth in the introductory paragraph of this Agreement. Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number.
4.1.27 Business and Operations. Borrower will continue to engage in the ownership, maintenance, construction, development, renovation, leasing, management and operation of the Property and the personal property related thereto, or make any change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction as and to the extent the same are required for the ownership, maintenance, renovation, leasing, management and operation of the Property. Borrower shall at all times during the Term of the Loan, continue to own all of the Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.
4.1.28 Performance by Borrower. Borrower shall (i) at all times comply in all material respects with all easements, covenants, restrictions, declarations or other agreements of record to which Borrower is a party or to which Borrower or the Property is bound, and (ii) without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed), will not terminate, or amend or modify in any material respect, any of the foregoing.
4.1.29 Licenses; Intellectual Property; Website. Borrower shall comply with the following covenants:
(a) Licenses. Borrower shall keep and maintain all certifications, permits, licenses and approvals (including, without limitation, certificates of completion and occupancy permits required of Borrower) then-required for the legal use, occupancy and operation of the Property for its then-current use, and shall not transfer any of the foregoing (except in connection with a Permitted Transfer).
(b) Intellectual Property. Borrower shall keep and maintain all Intellectual Property required for the use or operation of the Property and all Intellectual Property shall be held by and (if applicable) registered in the name of Borrower. Borrower shall not transfer or let lapse any Intellectual Property without Lender’s prior consent (except in connection with a Permitted Transfer).
(c) Website. Any website pertaining to the Property shall be maintained by or on behalf of Borrower, and any such website shall be registered in the name of Borrower. Borrower shall not transfer (or permit the transfer of) any such website without Lender’s prior consent (except in connection with a Permitted Transfer).

4.1.30 Business Maintenance. Borrower shall maintain operational requirements for the Property such that the Property is maintained in accordance with the standards consistent with commercially reasonable customs and practices in the area where the Property is located (subject to normal wear and tear), and with the commercially reasonable customs and practice found in the development and management of residential and live/work properties similar to the Property.
4.1.31 Easements and Restrictions; Zoning. Borrower shall submit to Lender for Lender’s reasonable approval prior to the execution thereof by Borrower all proposed easements, restrictions, covenants, permits, licenses, and other instruments (other than Permitted Encumbrances) which would affect the title to the Property or use of the Property for its intended purposes, accompanied by a Survey showing the exact proposed location thereof and such other information as Lender shall reasonably require. Borrower shall not subject the Property or any part thereof to any easement, restriction or covenant (including any restriction or exclusive use provision in any lease or other occupancy agreement) which is not a Permitted Encumbrance without the prior approval of Lender, which approval shall not be unreasonably withheld , conditioned or delayed. With respect to any and all existing easements, restrictions, covenants or operating agreements which benefit or burden the Property as of the date of Closing, any easement, restriction or covenant to which the Property may hereafter be subjected in accordance with the provisions hereof and any zoning or land use classification of the Property approved by Lender, Borrower shall: (a) observe and perform the material obligations imposed upon Borrower or the Property; (b) not alter, modify or change the same without the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed in the case of any non-material alteration, modification or change thereto; (c) enforce its rights thereunder in a commercially reasonable manner so as to preserve for the benefit of the Property the material benefits of the same; and (d) deliver to Lender a copy of any written notice of default or other written notice or correspondence received or delivered by Borrower in respect of the same promptly after Borrower’s receipt or within a reasonable period of time before Borrower’s delivery of such notice or correspondence.
4.1.32 Laborers, Subcontractors and Materialmen. Borrower shall notify Lender promptly, and in writing, if Borrower receives any written default notice, notice of lien or demand for past due payment, from any contractor, laborer, subcontractor or materialmen. Borrower will also furnish to Lender at any time and from time to time upon reasonable demand by Lender, lien waivers in conformity with the Lien Law and otherwise in form reasonably satisfactory to Lender bearing a then current date from the applicable contractor(s).
4.1.33 Ownership of Personalty. Borrower shall furnish to Lender, if Lender so requests and if available in Borrower’s possession or control, copies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them in Borrower’s possession and under which Borrower claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Improvements.
4.1.34 Purchase of Material Under Conditional Sale Contract. Borrower shall not permit any materials, equipment, fixtures or any other part of the Improvements to be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Property, unless previously authorized by Lender in writing.
4.1.35 After Acquired Property. Borrower hereby grants to Lender a first Lien security interest in and to all equipment and other personal property owned, leased or licensed by Borrower, whether or not used in the maintenance and/or operation of the Improvements, immediately upon acquisition of same or any part of same following the date hereof.
4.1.36 Special Purpose Bankruptcy Remote Entity. Borrower and each SPC Party shall at all times continue to be a Special Purpose Bankruptcy Remote Entity, in accordance with the terms of this Agreement. Borrower will not own or use any assets other than its interests in the Property and personal property incidental to the business of owning, constructing, operating and selling the Property and activities incidental thereto; without limiting the foregoing, the Property shall be operated as a single property or project, generating substantially all of Borrower’s gross income, it being Borrower’s intent that the Property shall at all times and from time to time constitute “single asset real estate” for purposes of Section 362(d)(3) of the Bankruptcy Code.
Section 4.2 Borrower Negative Covenants.
From and after the Closing Date until the repayment of the Debt in full, Borrower hereby covenants and agrees with Lender that:
4.2.1 Due on Sale and Encumbrance; Transfers of Interests.
(a) Except as permitted under Article VIII hereof, without the prior written consent of Lender, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or transfer any interest, direct or indirect, in a Restricted Party, the Property or any part thereof, whether voluntarily or involuntarily (each, a “Transfer”), in violation of the covenants and conditions set forth in the Mortgage and this Agreement (collectively, “Prohibited Transfer”).
(b) A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents (except pursuant to any of the Loan Documents); (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the

Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 7.3; and (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower, Guarantors or any Person Controlled by, or under common control with any of such Persons, or any of their respective officers, directors or employees pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law).
4.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances; provided, however, after prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any mechanic’s or materialmen’s liens or tax liens (collectively, “Work Charge”); provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under, and be conducted in accordance with, the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any claim resulting in such Work Charge (to the extent same are finally determined to be valid), together with all costs, interest and penalties which are payable in connection therewith; (e) such proceeding shall suspend the collection of any claims resulting in such contested Work Charge; and (f) Borrower shall deliver to Lender either (A) cash, or other security as may be approved by Lender in an amount equal to one hundred fifteen percent (115%) of the contested amount or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion.
4.2.3 Dissolution. Borrower shall not (i) to the fullest extent permitted by law, engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership, management, leasing, selling, financing, maintaining, repairing, restoring, improving and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) to the fullest extent permitted by law, dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of incorporation or bylaws of such SPC Party, in each case without obtaining the prior consent of Lender, not to be unreasonably withheld, conditioned or delayed.
4.2.4 Change in Business. Borrower shall not enter into any line of business other than the acquisition, ownership, operation, management, leasing, selling, financing, maintaining,

repairing, restoring and improving of the Property and personal property related thereto, entering into and performing its obligations under the Loan Documents, selling, transferring, servicing, conveying, disposing of, pledging, assigning, borrowing money against, financing, refinancing or otherwise dealing with the Property to the extent permitted under the Loan Documents and engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.
4.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
4.2.6 Indebtedness. Borrower shall not directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property, which in the case of such unsecured trade payables (A) are not evidenced by a note, (B) do not evidence underlying obligations that exceed, at any time, a maximum aggregate amount of two percent (2%) of the Outstanding Principal Balance and (C) are paid within sixty (60) days of the date incurred, (iii) payables incurred in connection with renovations and improvements to the real estate not to exceed $350,000 outstanding at any time, (iv) real estate taxes that are not yet overdue, and (v) Tenant Improvement Allowances and Capital Expenditures permitted under the Loan Documents that are paid when due (collectively, “Permitted Indebtedness”).
4.2.7 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.
4.2.8 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
4.2.9 Principal Place of Business. Borrower shall not (i) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (A) first giving Lender twenty (20) days’ prior notice and (B) taking all action reasonably required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents or (ii) change its organizational structure (except to the extent permitted hereunder), type of entity, or jurisdiction of organization or incorporation without (A) obtaining the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed, and (B) taking all action reasonably required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the reasonable request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.
4.2.10 ERISA. (a)  Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
(a) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (C) one or more of the following circumstances is true:
(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2) as modified by Section 3(42) of ERISA;
(iii) Borrower qualifies as an “operating company”, a venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c), (d) or (e); or
(iv) The assets of Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101.
4.2.11 No Distributions. Borrower shall not make any distributions or other disbursements except in accordance with Section 6.11.1 hereof.
4.2.12 Annual Budget. At any time the Debt Service Coverage Ratio falls below 1.25x, Borrower shall not materially amend, modify or supplement the Annual Budget without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed), other than in connection with emergency expenditures for the Property.
4.2.13 Affiliate Transactions. Except for the Property Management, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of any Borrower Related Party, unless Lender shall have consented to the same in writing, which consent shall not be unreasonably withheld, conditioned or delayed.

V. INSURANCE, CASUALTY AND CONDEMNATION
Section 5.1 Insurance.
5.1.1 Insurance Policies. (a)  Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:
(i) comprehensive all risk insurance on the Improvements and the personal property at the Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co‑insurance provisions; (C) providing for no deductible in excess of Twenty Five Thousand Dollars ($25,000) for all such insurance coverage, except for windstorm and earthquake, which shall provide for no deductible in excess of five percent (5%) of the total insurable value of the Property; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non‑conforming structures or use, containing “law and ordinance” coverage including coverage for loss to the undamaged portion of the building, demolition and increased costs of construction in an amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in seismic zone 3 or 4 or the probable maximum loss (PML) or scenario expected loss (SEL) is greater than 20%, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i).
(ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so‑called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than One Million and No/100 Dollars ($1,000,000) and an aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000) for any policy year (with a per location aggregate if the Property is on a blanket policy); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors, (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period from the date of loss to a date (assuming total destruction) which is eighteen (18) months from the date that the Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from the Property for the succeeding eighteen (18) month period. All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so‑called builder’s risk completed value form (1) on a non‑reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co‑insurance provisions;
(v) workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property, its operation (if applicable);
(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
(vii) umbrella liability insurance in addition to primary coverage in an amount not less than Twenty-Five Thousand and No/100 Dollars ($25,000.00) per

occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;
(viii) commercial auto liability coverage for all owned and non‑owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million Dollars ($1,000,000) (if applicable);
(ix) so‑called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, if applicable;
(x) insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from the Property and with a deductible acceptable to Lender (if applicable);
(xi) the insurance required under Section 5.1.1(a)(i)-(iii) and (vii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 5.1.1(a)(i)-(iii) and (vii) above at all times during the term of the Loan. If “acts of terrorism” or other similar acts or events or “fire following” such acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy or policies required under Sections 5.1.1(a)(i) and 5.1.1(a)(iii) above, Borrower shall obtain an endorsement to such policy or policies, or a separate policy from an insurance provider which satisfies the requirements of Section 5.1.2, insuring against all such excluded acts or events and “fire following” such acts or events (“Terrorism Insurance”), in an amount not less than the sum of 100% of the “Full Replacement Cost” and the business income/rent loss insurance required in Section 5.1.1(a)(iii) above); provided that such endorsement or policy shall be in form and substance reasonably satisfactory to Lender. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), Lender shall accept terrorism insurance which covers against “covered acts” as defined by TRIPRA (or such other program) as full compliance with this Section 5.1.1(a)(xi) as it relates to the risks that are required to be covered hereunder but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism; and
(xii) upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
(b) All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the reasonable approval of Lender as to deductibles. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance shall be delivered by Borrower to Lender, and within fifteen (15) days thereafter, complete copies of policies evidencing the Policies, shall be delivered by Borrower to Lender.
(c) Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1 (any such blanket policy, an “Acceptable Blanket Policy”). To the extent that the Policies are maintained pursuant to an Acceptable Blanket Policy that covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such Acceptable Blanket Policy must be sufficient to maintain coverage on a total insured value basis in compliance with the provisions of Section 5.1.1 for each such location within the Radius, including the Property.
(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and, in the case of liability policies, except for Policies referenced in Section 5.1.1(v) and (viii) shall name Lender as an additional insured, as its interests may appear, and in the case of property policies, including but not limited to boiler and machinery, flood, earthquake and terrorism insurance, shall contain a standard non‑contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.
(e) All property Policies of insurance provided for in Section 5.1.1(a), shall provide that:
(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender, except for ten (10) days written notice for cancellation due to non-payment of premium;
(iii) each Policy shall provide that the issuers thereof shall give ten (10) days’ written notice to Lender if the issuers elect not to renew prior to its expiration; and
(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect (provided that Borrower shall be afforded the full benefit of any time period set forth in this Section 5.1 for the provision of such evidence following Lender’s request for same), Lender shall have the right, upon one (1) Business Day prior written notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.
(g) In the event of a foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
5.1.2 Insurance Company. The Policies (including, without limitation, any Policies described in Section 5.1.1(h)) shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and (A) each having a rating of (1) “A-” or better by S&P (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P, with no carrier below “BBB” with S&P, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P, with no carrier below “BBB” with S&P), (2) “A-VIII” or better in the current Best’s Insurance Reports and (3) “A2” or better with Moody’s (to the extent Moody’s rates the insurer).
Section 5.2 Casualty and Condemnation.
5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and, subject to delays due to Force Majeure, shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance, provided that Borrower shall have the rights with respect to Net Proceeds set forth in Section 5.3 below. Upon written notice to Borrower, Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower. In the event of a Casualty where the loss does not exceed the Restoration Threshold, in Lender’s reasonable determination, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold, in Lender’s reasonable determination, or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.
5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or threatened (in writing) Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing and in the event of a Condemnation where the value of the taking does not exceed the Restoration Threshold, in Lender’s reasonable determination, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event of a Condemnation where the value of the taking exceeds the Restoration Threshold, in Lender’s reasonable determination, or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments reasonably requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, subject to delays due to Force Majeure, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
5.2.3 Casualty Proceeds. Notwithstanding the last sentence of Section 5.1.1(a)(iii) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Section 5.1.1(a)(iii) above with respect to any Casualty shall be deposited by Lender directly into the Cash Management Account (as defined in the Cash Management Agreement) but (a) only to the extent it reflects a replacement for (i) lost Rents that would have been due under Leases existing on the date of such Casualty, and/or (ii) lost Rents under Leases that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully pay Debt Service, make the monthly reserve deposits required pursuant to Article VI, if applicable, and pay Operating Expenses approved by Lender in accordance herewith. All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.
Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided the conditions set forth in Sections 5.3.2(a)(i) through (x) below have been met, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement (subject to delays due to Force Majeure). If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.
5.3.2 Major Casualty or Condemnation. (a)  If a Casualty or Condemnation has occurred to the Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, then Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:
(i) no Event of Default shall have occurred and be continuing;
(ii) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and either such land is located underground or no portion of the Improvements is located on such land;
(iii) Intentionally omitted;
(iv) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after receipt of the Net Proceeds and all permits and licenses required for the Restoration) and shall diligently pursue the same to satisfactory completion;
(v) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 5.1.1(a)(iii), if applicable, or (3) by other funds of Borrower;
(vi) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) the date six (6) months prior to the Initial Maturity Date, (2) such time as may be required under applicable Legal Requirements or (3) six (6) months prior to the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(vii) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(viii) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;
(ix) following the restoration, there is no material loss of access to the Property or the related Improvements;
(x) the delivery to Lender of evidence reasonably acceptable to Lender (A) that after completion of the Restoration and lease up of the Property the income from the Property will be sufficient to pay all expenses and debt service for the Property, and (C) that upon completion of the Restoration, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction or taking; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty or Condemnation provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation;
(xi) the Loan to Value Ratio after giving effect to Restoration shall be equal to or less than sixty-five percent (65.0%), provided, that, such Loan to Value Ratio shall be calculated pursuant to a New Appraisal (which takes into account the value of the Property following Restoration);
(xii) the Debt Yield, after giving effect to the Restoration and following the lease up, shall be equal to or greater than six percent (6%);
(xiii) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and
(xiv) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.
(b) With respect to a Casualty or Condemnation where the Net Proceeds in connection therewith are equal to or greater than the Restoration Threshold or the cost of completing the Restoration is equal to or greater than the Restoration Threshold, such Net Proceeds shall be paid directly to Lender and held by Lender in an interest‑bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not been contested, fully bonded to the reasonable satisfaction of Lender and discharged of record, or fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.
(c) With respect to a Casualty or Condemnation where the Net Proceeds in connection therewith are equal to or greater than the Restoration Threshold or the cost of completion the Restoration is equal to or greater than the Restoration Threshold, all plans and specifications required in connection with the Restoration shall be subject to prior approval of Lender and an independent architect selected by Lender (the “Casualty Consultant”), which approval shall not be unreasonably withheld, conditioned or delayed by Lender and the Casualty Consultant, and Borrower shall provide Lender with any additional items as reasonably requested by Lender. The plans and specifications shall require that the Restoration be completed in a first‑class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the damage or destruction or taking; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty or Condemnation provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation. Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply in all material respects with all applicable material Legal Requirements and the requirements, if any, of any Live/Work Lease. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts which have a contract sum of at least $500,000.00, under which they have been engaged, shall be subject to approval of Lender and the Casualty Consultant, which approval shall not be unreasonably withheld, conditioned or delayed by Lender and the Casualty Consultant. All reasonable, out of pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable, out of pocket attorneys’ fees and disbursements and the Casualty Consultant’s reasonable out-of-pocket fees and disbursements, shall be paid by Borrower.
(d) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been fifty percent (50%) completed, such fifty percent (50%) completion to be certified by the Casualty Consultant, it being understood that upon such fifty percent (50%) completion of such Restoration, such Casualty Retainage would be reduced to an amount equal to five percent (5%) of the costs actually incurred for work in place as part of such Restoration. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re‑occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(e) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(f) If at any time the Net Proceeds or the undisbursed balance thereof in addition to any amounts set forth in the Annual Budget with respect to the Restoration shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall either (i) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made or (ii) provide Lender with (A) cash, (B) Letters of Credit, or (C) a completion bond or guaranty reasonably acceptable to Lender in an amount not less than the amount of the Net Proceeds Deficiency; provided, however, that if the amount of the Net Proceeds Deficiency is less than $1,500,000.00, Borrower shall only be required to provide evidence of sufficient funds to cover such Net Proceeds Deficiency. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.
(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, promptly shall be remitted (including, without limitation, the return or termination, as applicable, of any Letter of Credit, completion bond or guaranty posted by Borrower in connection with any Net Proceeds

Deficiency) by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in Subsection 5.3.2(h).
(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper or, at the discretion of the Lender, may be paid, in whole or in part, to Borrower for such purposes as Lender shall designate. No Spread Maintenance Prepayment Premium or other fees, penalties or premiums shall be due with respect to any amounts so applied to the reduction of the Debt. Upon payment in full of the Debt, any remaining Net Proceeds shall be remitted to Borrower.
VI. RESERVE FUNDS
Section 6.1 Cash Management Arrangements.
(a) Clearing Account.
(i) Borrower shall establish and maintain a segregated Eligible Account (the “Clearing Account”) pursuant to the terms of the Clearing Account Agreement with the Clearing Bank, which such Clearing Account shall be in trust for the benefit of Lender and shall be under the sole dominion and control of Lender. Borrower (i) hereby grants to Lender a first priority security interest in the Clearing Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Clearing Account, including, without limitation, the execution of any account control agreement required by Lender. Borrower shall not further pledge, assign or grant any security interest in the Clearing Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto. Borrower will not in any way alter, modify or close the Clearing Account and will notify Lender of the account number thereof. Except as may be expressly permitted in the Clearing Account Agreement, Lender and Servicer shall have the sole right to make withdrawals from the Clearing Account and all costs and expenses for establishing and maintaining the Clearing Account shall be paid by Borrower. All monies now or hereafter deposited into the Clearing Account shall be deemed additional security for the Debt. Borrower shall indemnify Lender and Clearing Bank and hold Lender and Clearing Bank harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) actually incurred and arising from or in any way connected with the Clearing Account, the Clearing Account Agreement or the performance of the obligations for which the Clearing Account was established (unless arising from the gross negligence or willful misconduct of Lender or Clearing Bank, as applicable, and excluding consequential, special and/or punitive damages).
(ii) Borrower shall cause Manager to deposit all Rents into the Clearing Account within one (1) Business Day of receipt thereof. Without in any way limiting the foregoing, if Borrower, Manager or any of their respective Affiliates receive any Rents or other Gross Revenue or Net Proceeds from the Property, then (i) such amounts shall be deemed to be collateral for the Obligations and shall be held in trust for the benefit of, and as the property of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrower, Manager or any of their respective Affiliates, and (iii) Borrower, Manager or such Affiliate shall deposit such amounts in the Clearing Account within one (1) Business Day of receipt thereof.
(iii) Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis (A) during the continuance of a Cash Trap Period, into the Cash Management Account and applied and disbursed in accordance with this Agreement and the Cash Management Agreement, and (B) provided that no Cash Trap Period is then continuing, to Borrower’s operating account.
(b) Cash Management Account. Lender may also establish subaccounts of the Cash Management Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Accounts”). The Cash Management Account and all other Accounts will be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

Section 6.2 Tax Funds.
6.2.1 Deposits of Tax Funds. On the first Monthly Payment Date occurring in October, 2019, Borrower shall deposit with Lender the amount of $673,589.00 into the Tax Reserve Account (as defined below) and, thereafter, there shall be deposited by Borrower (provided no Cash Trap Period is then continuing) on each Monthly Payment Date an amount equal to $110,499.00 (which amount is equal to one-twelfth of the Property Taxes that Lender estimates will be payable during the next ensuing twelve (12) months) which Property Taxes are not the responsibility of Tenants pursuant to Leases which are not then in default, in order to accumulate sufficient funds to pay all such Property Taxes at least ten (10) days prior to their respective delinquency. Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds.” The Account in which the Tax Funds are held shall hereinafter be referred to as the “Tax Reserve Account.” If at any time, Lender reasonably determines that the Tax Funds will not be sufficient to pay the Property Taxes for the upcoming tax period, Lender shall notify Borrower of such determination and the monthly deposits for Property Taxes shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective delinquency dates for the Property Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that such Property Taxes are delinquent, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.
6.2.2 Release of Tax Funds. Lender shall apply the Tax Funds to payments of Property Taxes. In making any payment relating to Property Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof; provided, however, that if Borrower shall be appealing or contesting the Property Taxes in accordance with this Agreement, Lender shall pay no greater a portion of the Property Taxes than is required in connection with such an appeal or contest. If the amount of the Tax Funds shall exceed the amounts due for such Property Taxes, Lender shall credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been indefeasibly repaid in full shall be returned to Borrower.
Section 6.3 Insurance Funds.
6.3.1 Deposits of Insurance Funds. On the Closing Date, Borrower shall deposit with Lender the amount of $0 into the Insurance Reserve Account (as defined below) and, thereafter, there shall be deposited by Borrower (provided no Cash Trap Period is then continuing) on each Monthly Payment Date an amount equal to $4,277.75 (which amount is equal to one‑twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof) in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds.” The Account in which the Insurance Funds are held shall hereinafter be referred to as the “Insurance Reserve Account.” If at any time, Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies. In addition to the foregoing, if Borrower fails to renew the policy or policies described in Section 5.1 hereof by the date which is five (5) business days prior to the expiration thereof, Borrower agrees to notify Lender of such failure, and to keep Lender reasonably apprised of all developments in connection therewith, and if, following such notice, Lender reasonably believes that Borrower will be unable to bind the policy or policies described in Section 5.1 prior to the expiration thereof, then Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its reasonable discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.
6.3.2 Release of Insurance Funds. Lender shall apply the Insurance Funds, if any, to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall credit such excess against future payments to be made to the Insurance Premiums. Any Insurance Funds remaining after the Debt has been indefeasibly repaid in full shall be returned to Borrower.
6.3.3 Acceptable Blanket Policy. Notwithstanding anything to the contrary contained in Section 6.3.1, in the event that an Acceptable Blanket Policy is in effect with respect to the Policies required pursuant to Section 5.1, provided that an Event of Default has not occurred and is continuing, deposits into the Insurance Account required for Insurance Premiums pursuant to Section 6.3.1 above shall be suspended to the extent that Insurance Premiums relate to such Acceptable Blanket Policy. Upon request of Lender, Borrower shall provide evidence satisfactory to Lender that the Insurance Premiums payable in connection with such blanket insurance Policies are paid as soon as appropriate evidence is reasonably available. As of the date hereof, an Acceptable Blanket Policy is in effect with respect to the Policies required as of the Closing Date pursuant to Section 5.1.
Section 6.4 Replacement Reserve Funds.
6.4.1 Deposits of Replacement Reserve Funds. On each Monthly Payment Date, Borrower shall deposit with Lender an amount equal to $6,935.00 (based on $23.75 per unit) to be utilized for payment of future required repairs or improvements to the Property, which amounts shall hereinafter be referred to as Borrower’s “Replacement Reserve Funds” and the account in which such Replacement Reserve Funds are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”.Release of Replacement Reserve Funds.Lender shall disburse to Borrower the Replacement Reserve Funds from the Replacement Reserve Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions with respect to each disbursement: (i) Borrower shall submit a written request for payment to Lender (with a copy to the Title Company) at least ten (10) days prior to the date on which Borrower requests such payment be made, which request specifies the replacement repairs to be paid, (ii) on the date such payment is to be made, no Event of Default shall exist and be continuing, (iii) Lender shall have received an Officer’s Certificate (A) stating that all repairs to be funded by the requested disbursement have been completed in a good and workmanlike manner in all material respects and in accordance with all applicable Federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the repairs, to the extent not previously delivered to Lender, (B) identifying each Person that supplied materials or labor in connection with the repairs to be funded by the requested disbursement, and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, for work completed and/or materials furnished to date, such Officer’s Certificate to be accompanied by lien waivers or other reasonable evidence of payment reasonably satisfactory to Lender (subject to Borrower’s right to contest any Lien relating thereto in accordance with the terms hereof), (iv) at Lender’s option, if the disbursement of Replacement Reserve Funds is in excess of $100,000, Lender shall have received a title search indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances or those previously approved by Lender, and (v) Lender shall have received such other evidence as Lender shall reasonably request that the repairs to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Replacement Reserve Account unless such requested disbursement is in an amount greater than $5,000 (or a lesser amount if the total amount in the Replacement Reserve Account is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 6.10.2.
(a) Nothing in this Section 6.10.2 shall (i) make Lender responsible for performing or completing any repairs; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any repairs; (iii) obligate Lender to proceed with any repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any repairs.
(b) Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases and advance written notice to Borrower) to inspect the progress of any repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such repairs; provided, that so long as no Event of Default is continuing, and Borrower makes its representative available at the time reasonably requested by Lender, Lender shall afford Borrower an opportunity for a representative to be present during such inspection. Borrower shall cause all contractors and subcontractors to cooperate with Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.10.2(c).
6.4.3 Balance in Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to perform the repairs in a good and workmanlike manner and in accordance with all Legal Requirements.Intentionally Omitted.

Section 6.6 Intentionally Omitted.
Section 6.7 Cash Trap Funds.
6.7.1 Deposits into the Cash Trap. Upon the occurrence and during the continuance of a Cash Trap Period, Borrower shall deposit all Excess Cash Flow in an account designated by Lender (the “Cash Collateral Account”) to be held as additional collateral for the Loan. Amounts deposited pursuant to this Section 6.7.1 are referred to herein as the “Cash Trap Funds”.
6.7.2 Release of Cash Trap Funds. Provided a Cash Trap Period shall no longer be in effect, all funds on deposit as Cash Trap Funds shall be promptly disbursed to Borrower. Any Cash Trap Funds remaining after the Debt has been paid in full shall be returned to Borrower.
Section 6.8 Casualty and Condemnation Account. Borrower shall pay, or cause to be paid, to Lender all Insurance Proceeds or Awards due to any Casualty or Condemnation in accordance with the provisions of Sections 5.2 and 5.3, which amounts shall be transferred into an Account (the “Casualty and Condemnation Account”). Amounts deposited from time to time into the Casualty and Condemnation Account pursuant to this Section 6.8 are referred to herein as the “Casualty and Condemnation Funds”. All Casualty and Condemnation Funds shall be held, disbursed and/or applied in accordance with the provisions of Section 5.4 hereof and any Casualty and Condemnation Funds remaining after the Debt has been indefeasibly repaid in full shall be returned to Borrower.
Section 6.9 Rebalancing Reserve Account. As and when required under Section 2.6.2 of this Agreement, Borrower shall deposit into an account controlled by Lender (the “Rebalancing Reserve Account”) such amounts as required to be deposited by Borrower pursuant to Section 2.6.2 of this Agreement, which amounts shall be disbursed to Borrower in express accordance with Section 2.6.2 of this Agreement. Amounts deposited from time to time into the Rebalancing Reserve Account pursuant to this Section 6.10 are referred to herein as the “Rebalancing Reserve Funds”. Provided no Event of Default has occurred and is continuing, amounts on deposit in the Rebalancing Reserve Account from time to time shall be disbursed to Borrower in the same manner as if the same were Future Advances (Capital Expenditures) under this Agreement (and, for the avoidance of doubt, subject to the same conditions precedent to the receipt of Future Advances (Capital Expenditures) hereunder). So long as any amounts are on deposit in the Rebalancing Reserve Account from time to time, Lender shall not make any further Future Advances (Capital Expenditures) until all such amounts are utilized in accordance with the immediately preceding sentence.
Section 6.10 Intentionally Omitted.
Section 6.11 Property Cash Flow Allocation.
6.11.1 Order of Priority of Funds in Cash Management Account. On each Monthly Payment Date during a Cash Trap Period, except during the continuance of an Event of Default, all funds in the Cash Management Account shall be applied on such Monthly Payment Date in the following order of priority:

(i) First, to the payment of all fees, costs and expenses due to Lender under the Loan Documents;
(ii) Second, to the Tax Reserve Account, to make the required payments of Tax Funds as required under Section 6.2;
(iii) Third, to the Insurance Reserve Account, to make any required payments of Insurance Funds as required under Section 6.3;
(iv) Fourth, to the Replacement Reserve Account, to make any required payments of Replacement Reserve Funds as required under Section 6.4;
(v) Fifth, to Lender, funds sufficient to pay the Monthly Debt Service Payment Amount (without duplication of any amounts paid pursuant to clause (i) above);
(vi) Sixth, provided there is no Event of Default continuing, to Borrower, funds in an amount equal to the Monthly Operating Expense Budgeted Amount; and
(vii) Lastly, all amounts remaining after payment of the amounts set forth in clauses (i) through (vi) above (the “Excess Cash Flow”) to the Cash Collateral Account to be held or disbursed in accordance with Section 6.7.
6.11.2 Failure to Make Payments. The failure of Borrower to make all of the payments required under clauses (i) through (vi) of Section 6.11.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Cash Management Account for such payments, and Borrower is not otherwise in Default hereunder, the failure by the Cash Management Bank to allocate such funds into the appropriate Accounts shall not constitute an Event of Default.
6.11.3 Application After Event of Default. Notwithstanding anything to the contrary contained in this Article VI, upon the occurrence of an Event of Default, Lender, at its option, may apply any Gross Revenue then in the possession of Lender, Servicer or Cash Management Bank (including any Reserve Funds on deposit in any Cash Management Account) to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.
Section 6.12 Security Interest in Reserve Funds and Interest on Reserve Funds.
6.12.1 Grant of Security Interest. Borrower shall be the owner of the Reserve Funds. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Cash Management Account and Reserve Funds. The Cash Management Account and Reserve Funds shall be under the sole dominion and control of Lender, subject to the terms of this Agreement.

6.12.2 Interest on Reserve Funds. Interest accrued, if any, on the Reserve Funds shall become part of the applicable Reserve Fund in accordance with the applicable terms and conditions of the Cash Management Agreement.
6.11.3 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds.
6.11.4 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Cash Management Account and the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC‑1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
6.11.5 Reserve Fund Indemnification. Provided the Cash Management Account and Reserve Funds are held with an FDIC-insured bank, Borrower shall indemnify Lender and hold Lender harmless from and against any and all Losses arising from or in any way connected with the Cash Management Account and the Reserve Funds, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees.
6.11.6 Reserve Fund Fees and Expenses. Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Lender or Servicer for all actual, out-of-pocket fees, charges, costs and expenses in connection with the Cash Management Account and the Reserve Funds, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Cash Management Bank in connection with maintaining the Reserve Funds and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer under this Agreement.
VII. CONSTRUCTION REPRESENTATIONS AND COVENANTS
Section 7.1 The Capital Expenditures Work.
(a) Prior to the commencement of any Capital Expenditures Work, (i) Borrower shall furnish Lender with a detailed description of the scope of the Capital Expenditures Work and true and complete sets of the Plans and Specifications for such Capital Expenditures Work for Lender’s approval in writing, such approval not to be unreasonably withheld, conditioned or delayed, and (ii) such Plans and Specifications shall comply with all applicable Legal Requirements (including, without limitation, all requirements of the ADA), all Governmental Approvals and are the Plans and Specifications that are the basis for all Governmental Approvals required to complete such Capital Expenditures Work, and such Plans and Specifications shall be approved by all applicable Governmental Authority and Borrower’s architect as required for construction of the Capital Expenditures Work in accordance with this Agreement, and the same Plans and Specifications shall be submitted to all contractors performing work relating to the applicable Capital Expenditures Work.

(b) Borrower shall not commence any work on any stage or phase of the Capital Expenditures Work unless all then-required Governmental Approvals have been issued or obtained from the appropriate Governmental Authorities with respect to the commencement and performance of such stage or phase of construction. All Plans and Specifications shall become the property of Lender upon the occurrence of an Event of Default under the Loan Documents.
(c) The Capital Expenditures Work shall be constructed and equipped in compliance with all applicable Legal Requirements. Compliance with the provisions of this Article VII and any other provisions of this Agreement relating to the construction and equipping of the Capital Expenditures Work shall be determined by Lender in its reasonable discretion.
(d) At all times, Lender and its respective agents and employees, shall have the right of entry and free access to the Property to inspect the Capital Expenditures Work, subject to the rights of any Tenant, provided that Lender and its respective agents and employees shall use reasonable efforts not to unreasonably interfere with Borrower’s construction of the Capital Expenditures Work and shall provide at least twenty-four (24) hours’ written notice of their intent to enter and/or inspect the Capital Expenditures Work.
Section 7.2 Capital Expenditures Budget.
7.2.1 Generally. Borrower represents and warrants that the Capital Expenditures Budget attached hereto on Schedule VIII is Borrower’s best estimate of the all of the hard and soft costs, on a line item basis, to be incurred to achieve completion of the Capital Expenditure Scope of Work in accordance with all Legal Requirements. Except as otherwise set forth below, Borrower shall not materially amend, modify or supplement the Capital Expenditures Budget without the prior written consent of Lender, which shall not be unreasonably withheld, conditioned or delayed.
7.2.2 Reallocation of Cost Savings. With respect to “Renovation Costs” set forth in the Capital Expenditures Budget, after Borrower has delivered to Lender reasonably satisfactory evidence to verify any cost savings, Borrower may reallocate demonstrated cost savings available from any completed Capital Expenditures Work, which amounts may be applied to the costs and expenses of any other line items set forth in the Capital Expenditures Budget without Lender’s prior written consent; provided, however, that in no instance shall such reallocation result in (or reasonably be expected to result in) an increase in the overall Capital Expenditures Budget.
7.2.3 Reallocation of Contingency. Subject to the prior written approval of Lender (which shall not be unreasonably withheld, conditioned or delayed), Borrower may reallocate funds in the “Contingency” line item in the Capital Expenditures Budget for any other line items in the Capital Expenditures Budget; provided, however, that Borrower shall be permitted to, without Lender’s consent, reallocate the funds in the Contingency line item equal to the overall percentage of completion (as determined by Lender in its reasonable discretion) to any other line item in the Capital Expenditures Budget (e.g., to the extent the Capital Expenditure Work is 40% complete, then Borrower may reallocate funds up to 40% of the funds in the Contingency line item to any other line item in the Capital Expenditure Budget).

Section 7.3 Completion of Capital Expenditures Work.
(a) The Capital Expenditures Work shall be performed in a prompt and diligent manner (subject to delays due to Force Majeure) substantially in accordance with any Plans and Specifications and the Capital Expenditures Scope of Work, and in compliance, in all material respects, with all restrictions, covenants and Easements affecting the Property, all applicable Legal Requirements, all applicable Governmental Approvals, and in accordance with the terms and conditions of the Loan Documents, and free and clear of all liens, encumbrances and security instruments (other than the Permitted Encumbrances and subject to Borrower’s right to contest Liens as expressly permitted hereunder).
(b) Subject to extension for delays due to Force Majeure, Borrower shall cause all Capital Expenditures Work to be completed in a prompt and diligent manner.
(c) Borrower shall promptly pay all sums and perform all such duties as may be necessary to complete any commenced Capital Expenditures Work in accordance with the applicable Capital Expenditures Budget, and substantially in accordance with Capital Expenditures Scope of Work, Plans and Specifications and in compliance, in all material respects, with all restrictions, covenants and Real Property Documents affecting the Property, all Legal Requirements and all applicable Governmental Approvals, and in accordance with all terms and conditions of the Loan Documents free from any Liens, claims or assessments (actual or contingent) asserted against the Property for any material, labor or other items furnished in connection therewith (other than the Permitted Encumbrances and subject to Borrower’s right to contest Liens as expressly permitted hereunder).
Section 7.4 Correction of Defects. Borrower shall promptly correct (or cause the responsible Contractor to correct) all material defects in the Capital Expenditures Work or any material departure from the applicable Plans and Specifications not previously approved by Lender to the extent required hereunder. Borrower agrees that the advance of any proceeds of the Loan whether before or after such defects or departures from the applicable Plans and Specifications are discovered by, or brought to the attention of, Lender shall not constitute a waiver of Lender’s right to require compliance with this covenant.
Section 7.5 Intentionally Omitted.
VIII. PERMITTED TRANSFERS
Section 8.1 Due on Sale. The Loan is not assumable and the Loan shall be due on sale of the Property.

Section 8.2 Permitted Transfers of Equity Interests.
(a) Notwithstanding anything to the contrary contained herein, Permitted Transfers shall be permitted without Lender’s consent provided that all of the conditions and requirements in Section 8.2(b) are satisfied;
(b) In connection with any proposed Permitted Transfer, the following conditions shall have been satisfied:
(i) Borrower shall provide Lender written notice of such Transfer, together with copies of all instruments effecting such Transfer, and a certificate of Borrower certifying that the requirements of this Agreement have been satisfied, not less than ten (10) Business Days prior to the date of such Transfer (other than with respect to Transfers described in clauses (d) and (i) of the definition of Permitted Transfer (notice of which shall be delivered not more than thirty (30) days after such transfer);
(ii) after giving effect to any Permitted Transfer,
(A) Borrower shall continue to be Controlled, directly or indirectly, by either (A) Karl Slovin and/or KEK Family, and Karl Slovin and/or KEK Family shall retain no less than a 10% interest (direct or indirect) in Borrower (except that such 10% interest shall be required to be 51% to the extent that KBS SOR US Properties II, LLC no longer retains its current indirect interest in the Borrower), or (B) KBS Member, and KBS Member shall be controlled directly or indirectly by KBS REIT, and
(B) one or more of the Guarantors Controls (directly or indirectly) Borrower and retains an interest (direct or indirect) in Borrower;
(iii) If, as a result of a Permitted Transfer neither Karl Slovin nor KEK Family Control (directly or indirectly) Borrower then, to the extent any portion of the Future Funding Amount remains unfunded, Borrower shall have hired (pursuant to a construction management agreement reasonably acceptable to Lender) a Qualified Construction Manager to implement the work contemplated by the Future Funding Amount;
(iv) Borrower and SPC Party shall each continue to be Special Purpose Bankruptcy Remote Entities;
(v) Borrower shall pay all reasonable, out of pocket costs and expenses of Lender in connection with such Permitted Transfer, including, without limitation, all fees and expenses of Lender’s counsel;
(vi) such transferee shall not be a Prohibited Person;

(vii) in the case of the Transfer of any direct equity ownership interests in Borrower or in any SPC Party, each such Transfer shall be conditioned upon continued compliance with the relevant provisions of Section 3.1.24 hereof;
(viii) each such Transfer shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (A) remake the representations contained herein relating to ERISA matters and the Patriot Act, OFAC and matters concerning Embargoed Persons, and (B) continue to comply with the covenants contained herein relating to ERISA matters and Prescribed Laws, and in each circumstance, to the extent such Transfer would cause the transferee, together with its Affiliates, to increase its direct or indirect interest in Borrower to an amount which equals or exceeds ten percent (10%), Borrower shall deliver a duly executed certificate certifying to the same;
(ix) prior to any Transfer, as a result of which (and after giving effect to such Transfer), more than forty-nine percent (49%) of the direct or indirect interests in Borrower shall have been transferred to a Person not owning at least forty-nine percent (49%) of the direct or indirect interests in Borrower prior to such Transfer, Borrower shall deliver to Lender a New Non-Consolidation Opinion with respect to the proposed Transfer, which New Non-Consolidation Opinion shall be reasonably acceptable to Lender;
(x) Borrower shall provide Lender with copies of all organizational documents relating to any Permitted Transfer;
(xi) intentionally omitted; and
(xii) in connection with any Transfer in which a Person that did not previously own twenty percent (20%) or more of the aggregate direct and/or indirect ownership interests (at any tier of ownership) in Borrower shall acquire such a twenty percent (20%) direct and/or indirect ownership interest (at any tier of ownership) in Borrower, Borrower shall, at least twenty (20) days before such Permitted Transfer, notify Lender of the proposed transfer and provide copies of all instruments effectuating such transfer, and any organizational documents that Lender shall reasonably require, and such other information as Lender shall reasonably request regarding the proposed transferee so as to conduct such background checks, investigations, Patriot Act, the U.S. Bank Secrecy Act, OFAC and other record searches as Lender shall reasonably (and any regulatory requirements and/or internal compliance, “know your customer” and/or committee requirements of Lender, to the extent such internal requirements are applied on a non-discriminatory basis, shall be deemed reasonable) require (at Borrower’s sole cost and expense), and if Lender, within fifteen (15) days of receiving such notice from Borrower, sends a notice to Borrower that it has in good faith determined that such Transfer will result in a violation of its legal, regulatory or internal organizational requirements, such Transfer shall not constitute a Permitted Transfer.

IX. SECONDARY MARKET TRANSACTION
Section 9.1 Sale of Loan.
9.1.1 Pursuant and subject to Section 11.25 hereof, Lender shall have the right (a) to sell, finance or otherwise transfer the Loan or any portion thereof or (b) to issue or sell one or more participation interests in the Loan (collectively, “Secondary Market Transactions”) without the consent of Borrower or any other Person.
9.1.2 If requested by Lender, Borrower shall reasonably cooperate with Lender in satisfying the reasonable market standards to which Lender customarily adheres or which may be reasonably required in the marketplace in connection with any Secondary Market Transactions, including, without limitation, to:
(a) (i) provide updated financial and other reasonably requested information with respect to the Property, Borrower, Guarantors (except that Borrower shall not be required to provide anything with respect to Guarantors or Sponsor that it was not required to provide to Lender in connection with the origination of the Loan), Sponsor, or any Affiliated Manager, (ii) provide updated budgets relating to the Property, and (iii) provide updated Appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”);
(b) Provide opinions of counsel, which may be relied upon by Lender and its successors, assigns and participants customary in Secondary Market Transactions with respect to the Property and Borrower and its Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender;
(c) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made by Borrower or Guarantor in the Loan Documents (other than those made as of a specific date or modified as disclosed to Lender and with such updates as may be appropriate to reflect then existing facts) to the extent applicable;
(d) execute reasonable amendments to the Loan Documents and Borrower’s organizational documents and such other documents reasonably requested by Lender, including, without limitation, those documents required pursuant to Section 9.5 below; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, (ii) decrease the rights or increase the obligations of Borrower or Guarantors under the Loan Documents in any non de minimis respect, or (iii) subject to Section 9.5, modify or amend any other economic or other material term of the Loan detrimental to Borrower; and
(e) at Lender’s request, meet such representatives of Borrower requested by Lender available to meet with any to investors or prospective investors in any potential Secondary Market Transaction at Borrower’s offices.

9.1.3 Lender may disclose to an assignee (or proposed assignee), participant (or proposed participant), underwriter, investor (or proposed investor), lender (or proposed lender), regulator or other Governmental Authority and their representatives (including, without limitation, any commission or agency established pursuant to a legislative act of the United States Congress, the New York State Assembly and/or the applicable legislative body of the state in which the Property is located), accountants, and/or attorneys, representatives or agents of any of the foregoing, any information relating to the Loan and any Person that is a party to a Loan Document; provided, however, that, prior to any such disclosure of non-public or confidential information, any such Person shall be advised of the confidentiality of any non-public or confidential information received by it and, except to the extent such Person is a Governmental Authority, instructed to keep such information confidential.
Section 9.2 Intentionally Omitted.
Section 9.3 Servicing and Trust Expenses. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender and Borrower agree that KeyBank National Association shall be the initial Servicer hereunder.
Section 9.4 Register. Borrower hereby designates Lender to serve as Borrower’s agent, solely for purposes of this Section 9.4, to maintain at one of its offices a register for the recordation of the names and addresses of each Lender, and the principal amount (and stated interest) of the Loans (or portions thereof) owing to and/or Advances to be funded by, each Lender pursuant to the terms hereof from time to time and each repayment with respect to the principal amount of the Loan of each Lender (the “Register”). Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s, Lender’s or any Lender’s obligations in respect of the Loan. Without limiting the terms and provisions of Section 9.1 hereof, no assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective until such Lender shall have provided Lender with written notice of such transfer and Lender shall have registered such assignee’s name and address in the Register. The entries in the Register shall be conclusive absent manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any portion of the Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Lender hereby agrees to indemnify Borrower and to hold Borrower harmless from any actions, suits, claims, demands, liabilities, losses, damages, obligations and actual costs and expenses which Borrower sustains or incurs as a consequence of Lender maintaining the Registry, except to the extent such loss or expense is caused by Borrower’s fraud or willful misconduct.
(a) Participation Registry. Each Lender that sells a participation interest in the Loan shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Loan or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Lender shall have no responsibility for maintaining a Participant Register.
(b) This Section 9.4, the Register and the Participant Register are intended to be construed so that the Note is at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations (or any other successor provision of such regulations).
Section 9.5 Severance Documentation. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to or after any Secondary Market Transaction), to require Borrower to execute and deliver “component” notes and/or one or more substitute notes evidencing the portion of the Loan held by a particular Lender (and the term “Note” as used in this Agreement and in all the other Loan Documents shall include all such component notes and/or substitute notes but shall exclude any Note replaced by the same), and/or modify the Loan in order to create one or more senior and subordinate notes (e.g., an A/B or A/B/C structure) or pari passu notes and/or one or more additional components of the Note or Notes, reduce the number of components of the Note or Notes, revise the interest rate for each component, reallocate the principal balances of the Notes and/or the components, eliminate the component structure and/or the multiple note structure of the Loan (including the elimination of the related allocations of principal and interest payments) or divide the Loan into one or more pari passu) provided that, in each case, (I) the Outstanding Principal Balance and the aggregate monthly payments required of all components immediately after the effective date of such modification equals the Outstanding Principal Balance and the aggregate monthly payments required immediately prior to such modification, the weighted average of the interest rates for all components immediately after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification, (II) Borrower’s obligations under the Loan Documents are not increased and Borrower’s rights under the Loan Documents are not reduced, and (III) such modifications do not amend any other economic or material terms of the Loan in a manner that is detrimental to Borrower. At Lender’s election, each note comprising the Loan may be subject separately to one or more Secondary Market Transactions. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.5 and, provided that such modification shall comply with the terms of this Section 9.5, such modification shall become immediately effective. Subject to clauses (I), (II), and (III) of this Section 9.5, if requested by Lender, Borrower shall promptly execute an amendment to the Loan Documents to evidence any such modification. Additionally, at Lender’s request, Borrower shall execute such amendments to Borrower’s organizational documents as may be reasonably requested by Lender in order to effect a re-sizing of the Loan. Borrower shall (1) reasonably cooperate with all reasonable written requests of Lender in order to establish the “component” notes, and (2) execute and deliver such documents as shall be reasonably required by Lender in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of security documents if requested, provided, however, that Borrower shall not be required to modify or amend any Loan Document in connection with the creation of any such “component” notes, modification of the Loan or other transaction contemplated by this Section 9.5 if, in each case such modification or amendment would (i) change the weighted interest rate effective immediately prior to such modification, the stated maturity date or the amortization of principal as set forth herein or in the Notes (provided that such weighted average interest rate may change after the occurrence of an Event of Default and/or the application of Net Proceeds pursuant hereto), (ii) decrease the rights or increase the obligations of Borrower or Guarantors under the Loan Documents, or (iii) modify or amend any other economic or other material term of the Loan in a manner that is detrimental to Borrower. In the event Borrower fails to execute and deliver such documents to Lender within ten (10) Business Days following such written request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower hereby ratifying all that such attorney shall do by virtue thereof.
Section 9.6 Secondary Market Transaction Expenses. In connection with any Secondary Market Transaction, severance or other transaction permitted pursuant to Sections 9.1 and/or 9.5, Borrower shall be obligated to pay all costs or expenses in connection therewith in the event the Secondary Market Transaction is entered into concurrently with the closing of the Loan. In the event such Secondary Market Transaction is entered into after the closing of the Loan, Lender shall be responsible for all costs and expenses (including, without limitation, reasonable legal expenses) incurred by Borrower and Lender in connection with any Secondary Market Transaction, severance or other transaction permitted pursuant to Sections 9.1 and/or 9.5 that are in excess of $10,000.00 and Borrower shall only be obligated to pay such costs and expenses up to $10,000.00.
X. DEFAULTS
Section 10.1 Event of Default.
(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
(i) if (A) the payment due on the Maturity Date is not paid when due, (B) any monthly installment of interest due under the Note or any amount required to be deposited into the Reserve Funds is not paid when due, or (C) any other portion of the Debt is not paid when due and such non‑payment referred to under this clause (C) continues for five (5) days following notice to Borrower that the same is past due and payable;

(ii) if any of the Property Taxes or Other Charges are not paid when due (unless, with respect to Property Taxes, sufficient Property Tax Funds are on deposit with Lender pursuant to Section 6.2.1 hereof);
(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender (unless sufficient Insurance Funds are on deposit with Lender pursuant to Section 6.3.1 hereof), all as and when required pursuant to the terms hereof);
(iv) The prohibition, enjoining or interruption of Borrower’s right to occupy or use the Property for a continuous period of more than thirty (30) days; or
(v) if (i) any representation or warranty made by any Borrower Related Party herein or in any other Loan Document, or (ii) in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by Borrower in connection with the Loan shall have been false or misleading in any material respect as of the date the representation or warranty was made, repeated or deemed repeated; provided, however, that with respect to any false or misleading information contained in any third party report, Borrower must have known that such third party report contained false or misleading information;
(vi) if any Borrower Party (1) shall make an assignment for the benefit of creditors (other than Lender) or (2) has admitted in writing its inability to pay its debts (other than a writing delivered solely to Lender);
(vii) if a receiver, liquidator or trustee shall be appointed for any Borrower Party or if any Borrower Party shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Borrower Party, or if any proceeding for the dissolution or liquidation of Borrower, sole member of Borrower, or Guarantors shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower Party, upon the same not being discharged, stayed or dismissed within ninety (90) days of commencement or appointment of the same, as applicable;
(viii) if the Property becomes subject to any mechanic’s, materialman’s or other Lien (other than Permitted Encumbrances) other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days or uncontested pursuant to the terms of this Agreement;
(ix) if any Borrower Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) if any of the assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion delivered to Lender in connection with the Loan, are untrue or shall become untrue in any material respect;
(xi) the failure at any time of the Mortgage to be a valid first lien on the Property or any portion thereof, subject to Permitted Encumbrances or Liens approved by Lender in writing in its sole discretion, other than as a result of any release or reconveyance of the Mortgage with respect to all or any portion of the Property pursuant to the terms and conditions of this Agreement; or
(xii) if Borrower breaches any covenant contained in Section 4.2 (other than Section 4.2.1) or Article 4 of the Mortgage;
(xiii) if Borrower or any other SPC Party fails to be a Special Purpose Bankruptcy Remote Entity;
(xiv) if Borrower or any Guarantor fails to comply with the covenants as to the Patriot Act and OFAC as set forth in Section 4.1.1;
(xv) if Borrower breaches the covenants set forth in Section 4.1.6 hereof and such breach is not cured within ten (10) Business Days of Borrower receiving notice of the same;
(xvi) if one or more judgments or decrees shall be entered against (i) Borrower involving in the aggregate a liability in excess of $1,500,000, or (ii) against Guarantors (collectively) involving in the aggregate a liability in excess of $5,000,000, and in either case, the same shall not have been vacated, satisfied or stayed pending appeal within ninety (90) days or bonded over within forty-five (45) days from the date of entry of such judgment;
(xvii) intentionally omitted;
(xviii) the occurrence of a Transfer (other than a Permitted Transfer) or change of Control of a Restricted Party (other than an Affiliated Manager) in violation of Section 8.2 hereof; provided, however, that (i) if such breach was inadvertent, immaterial and non-recurring, (ii) if such breach is curable and (iii) if the breach once cured would not result in a Material Adverse Effect, then such breach shall be an Event of Default hereunder only if such condition is not cured within ten (10) Business Days of the first to occur of (A) Borrower’s knowledge of such breach or (B) written notice from Lender; it being understood that Borrower shall indemnify and hold Lender harmless from any damage, loss, cost or expense Lender incurs as a result of the permitted cure rights set forth in this subsection (xviii);
(xix) if any Draw Request is fraudulently submitted by Borrower or in connection with any Future Advance;
(xx) intentionally omitted;

(xxi) if, in violation of this Agreement following five (5) Business Days’ prior written notice thereof and subject to rights of tenants under the Leases and Force Majeure, Lender and its representatives are not permitted during regular business hours to enter upon the Property to inspect the Improvements thereon and the construction thereof and all materials, fixtures and articles used or to be used in the construction and to examine all the Plans and Specifications, or if Borrower shall fail to furnish to Lender or its authorized representative, when requested upon not less than five (5) Business Days’ prior written notice, copies of the Plans and Specifications and any other information required to be delivered to Lender pursuant to the Loan Documents;
(xxii) if the Property shall be taken (other than as a result of a Condemnation), attached, sequestered on execution or other process of law in any action against Borrower; and such action is not stayed or bonded over in a manner acceptable to Lender within forty-five (45) days thereof, or is not capable of being bonded over or stayed in a manner acceptable to Lender;
(xxiii) intentionally omitted;
(xxiv) any failure of Borrower to maintain an Interest Rate Protection Agreement in accordance with the terms hereof;
(xxv) if any Governmental Approval is withdrawn, suspended or cancelled, terminated or modified to the material detriment of Borrower, the Property or the construction of the Capital Expenditures Work, unless Borrower restates and confirms in all respects such Governmental Approval within a period of fifteen (15) Business Days thereafter;
(xxvi) if any Loan Documents shall fail to be in full force and effect to give Lender the Liens, rights, powers and privileges purported to be created thereby;
(xxvii) if Borrower or any Guarantor
(a) shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or the other Loan Documents not specified in subsections (i) through (xxvi) above or subsection (xxviii) below, or
(b) shall breach any representation, warranty or covenant under any Loan Document beyond the applicable cure period, or if no cure period is stated, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided, further, that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or
(xxviii) the occurrence and continuance of a default, beyond any applicable notice and cure period under the Management Agreement, by Borrower.
(b) Upon the occurrence and during the continuance of an Event of Default and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above with respect to Borrower and/or SPC Party only, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 10.2 Remedies.
(a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and during the continuance of an Event of Default, Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt.

(c) In addition to all remedies conferred it by law and by the terms of this Agreement and the other Loan Documents, upon the occurrence and during the existence of an Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, on its own or through a court appointed receiver, it being the intent hereof that none of such remedies shall be to the exclusion of any other, and with full rights to reimbursement from Borrower and Guarantors:
(i) take possession of the Property and complete any construction work at the Property, including, without limitation, the right to avail itself of and procure performance of existing contracts or let any contracts with the same contractors or others and to employ watchmen to protect such Property from injury. Without restricting the generality of the foregoing and for the purposes aforesaid to be exercised during the existence and continuance of an Event of Default, Borrower hereby appoints and constitutes Lender its lawful attorney-in-fact with full power of substitution to complete any construction work at the Property in the name of Borrower;
(ii) except as set forth herein, use Reserve Funds to complete any construction work at the Property;
(iii) retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims which may be liens or security interests, or to avoid such bills and claims becoming liens against the Property, or as may be necessary or desirable for the completion of any construction work at the Property or for the clearance of title to such Property;
(iv) execute all applications and certificates in the name of Borrower which may be required by, and in accordance with, any of the contracts or agreements;
(v) prosecute and defend all actions or proceedings in connection with any construction work at the Property; and
(vi) take any action and require such performance as it deems necessary to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction.
(d) Upon and during the continuance of an Event of Default, to the extent permitted by law, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance of the Loan during the continuance of an Event of Default, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
(e) Following the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably deem necessary in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Following the occurrence and during the continuation of an Event of Default, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date. The Severed Loan Documents shall not increase Borrower’s obligations, decrease Borrower’s rights, or amend the economic terms of the Loan Documents.
(f) Any amounts recovered from the Property or any other collateral for the Loan after and during the continuance of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
Section 10.3 Right to Cure Defaults.
Following the occurrence and during the continuation of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower (except as otherwise provided in any of the Loan Documents and/or required by applicable Legal Requirements) and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may reasonably deem necessary. Following the occurrence and during the continuance of an Event of Default, upon reasonable advance written notice to Borrower and subject to rights of Tenants under the Leases, Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or act or in appearing in, defending, or bringing any action or proceeding following the occurrence and during the continuance of an Event of Default shall bear interest at the Default Rate, for the period after such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.
Section 10.4 Remedies Cumulative.
The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Following the occurrence and during the continuance of an Event of Default, Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient following the occurrence and during the continuance of an Event of Default. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
XI. MISCELLANEOUS
Section 11.1 Successors and Assigns.
All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and Lender, as applicable, shall inure to the benefit of the respective legal representatives, successors and permitted assigns of Lender and Borrower, as applicable.
Section 11.2 Lender’s Discretion.
Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive absent manifest error. Whenever pursuant to this Agreement Lender’s right to approve or disapprove is to be reasonably exercised, or any arrangement or term is to be reasonably satisfactory to Lender, Lender’s approval shall not be unreasonably withheld, conditioned or delayed.

Section 11.3 Governing Law.
(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9‑301 THROUGH 9‑307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.
(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK AND/OR IN THE CITY OF LOS ANGELES, COUNTY OF LOS ANGELES, PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY

SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Goldfarb & Fleece LLP 560 Lexington Avenue New York, New York 10022 Attn: Robert M. Zimmerman, Esq.
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 11.4 Modification, Waiver in Writing.
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 11.5 Delay Not a Waiver.
Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.
Section 11.6 Notices.
All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is so mailed, (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	INVESCO CMI INVESTMENTS, L.P. c/o Invesco Real Estate 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attention: Susan Mitchell and Asset Manager for The Lofts at NoHo Commons/CMI
with a copy to:	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Miami, Florida 3313 Attention: Richard J. Giusto, Esq.
If to Borrower:	NoHo Commons Pacific Owner LLC c/o M West Holdings, LLC 13949 Ventura Boulevard, Suite 350 Sherman Oaks, California 91423 Attention: Karl Slovin
with copies to:	Goldfarb & Fleece LLP 560 Lexington Avenue New York, New York 10022 Attention: Robert M. Zimmerman, Esq.

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 11.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.
Section 11.7 Trial by Jury.
BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
Section 11.8 Headings.
The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 11.9 Severability.
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 11.10 Preferences.
Upon the occurrence and during the continuation of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 11.11 Waiver of Notice.

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 11.12 Intentionally Omitted.
Section 11.13 Expenses; General Indemnity; Mortgage Tax Indemnity; ERISA Indemnity.
(a) Borrower shall pay or, if Borrower fails to pay, reimburse Lender within ten (10) Business Days after receipt of written notice from Lender, for all reasonable out-of-pocket costs and expenses (including reasonable, out of pocket attorneys’ fees and disbursements) incurred by Lender in connection with (i) the ongoing performance of and compliance with agreements and covenants of Borrower and Guarantors contained in this Agreement and the other Loan Documents, including, without limitation, confirming compliance with environmental and insurance requirements (but excluding monthly servicing fees due to the Servicer under the Servicing Agreement); (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; (vi) enforcing any obligations of or collecting any payments due from Borrower and Guarantors under this Agreement, the other Loan Documents or with respect to the Property; (vii) following the transfer of the Loan to “special servicing” after an Event of Default or written notice from Borrower or its Affiliate that an Event of Default is imminently likely to occur, any “special servicing” fees; and (viii) any cost or expense relating to a restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings (including, without limitation, loan servicing or special servicing fees, loan advances, and “work‑out” and/or liquidation fees); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any costs due and payable to Lender may be paid to Lender pursuant to the Cash Management Agreement.
(b) Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (each, a “Lender Indemnitee”) from and against any and all Losses (including, without limitation, the reasonable, out of pocket fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened), other than consequential or punitive damages that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from or are exacerbated by the gross negligence, illegal acts, fraud or willful misconduct of any Lender Indemnitee. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.
(c) Borrower shall, at its reasonable cost and expense, protect, defend, indemnify, and hold harmless each Lender Indemnitee from and against any and all Losses imposed upon or incurred by or asserted against any Lender Indemnitee and directly or indirectly arising out of (i) any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, or (ii) any transfer taxes incurred in connection with a foreclosure of the Mortgage by Lender or its designee; provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from or are exacerbated by the gross negligence, illegal acts, fraud or willful misconduct of any Lender Indemnitee.
(d) Borrower shall, at its reasonable cost and expense, protect, defend, indemnify, release and hold harmless each Lender Indemnitee from and against any and all Losses (including, without limitation, reasonable, out of pocket attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 3.1.8 and/or 4.2.10 of this Agreement; provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from or are exacerbated by the gross negligence, illegal acts, fraud or willful misconduct of any Lender Indemnitee.
(e) The indemnification obligations of Borrower under this Section 11.13 shall survive the repayment of the Loan for two (2) years.
Section 11.14 Schedules Incorporated.
The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 11.15 Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 11.17 Publicity.
All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, Lender, Invesco Real Estate or any of their Affiliates shall be subject to the prior approval of Lender. All news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, Borrower or Guarantors or any of their respective Affiliates shall be subject to the prior approval of Borrower.
Section 11.18 Waiver of Marshalling of Assets.
To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale of the Property in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 11.19 Waiver of Civil Code Section 2822. Borrower hereby waives any right under California Civil Code Section 2822 or any successor sections to designate the portion of the obligations under the Loan Documents that are to be satisfied by any payment or other satisfaction by Borrower. Any such payment or other satisfaction shall not affect in any manner the obligations of Guarantors under the Guaranty.
Section 11.20 Conflict; Construction of Documents; Reliance.
In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 11.21 Brokers and Financial Advisors.
Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Abundance Capital (“Broker”). Borrower shall indemnify, defend and hold Lender Indemnitees harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender Indemnitee’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 11.22 Exculpation.
Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or affiliate of Borrower or any immediate family member, legal representatives, successors or assigns of any of the foregoing (collectively “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties, in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 11.22 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale of the Property under the Mortgage; (c) affect the validity or enforceability of any indemnity, guaranty, or similar instrument made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) impair the right of Lender to enforce the provisions of the Guaranty or the Environmental Indemnity; (g) constitute a prohibition against Lender to seek a deficiency judgment against Borrower solely in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security; or (h) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual Losses incurred by Lender (including out-of-pocket attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
(a) fraud or intentional misrepresentation by Borrower in connection with the Loan;
(b) willful misconduct by Borrower in connection with the Loan;
(c) the breach (beyond any applicable grace, notice and/or cure periods) of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in any other Loan Document concerning environmental laws, hazardous substances and/or asbestos and any indemnification of Lender with respect thereto in any such document;
(d) the removal of any portion of the Property or Improvements in violation of the Loan Documents by Borrower during the continuance of an Event of Default unless replaced by items of equal value or unless due to obsolescence;
(e) any intentional physical waste of the Property by Borrower, provided that it shall not be deemed intentional physical waste if the gross revenue generated from the Property after taking into account all payments to be made under the Loan Documents is insufficient to pay amounts to prevent such waste;

(f) the forfeiture by Borrower of the Property, or any portion thereof, because of the conduct of criminal activity by any Borrower Related Party;
(g) except to the extent of funds deposited with Lender in the Insurance Reserve Account, failure of Borrower to (A) obtain and maintain the Policies required to be obtained and maintained in accordance with the provisions of the Loan Documents, and/or (B) pay when due any and all Insurance Premiums required to be paid in connection therewith until such time as Borrower is no longer the owner of all or any portion of the Property, but in all cases solely to the extent the Property is generating sufficient income to pay the same and such income is made available to Borrower for the payment of same;
(h) (A) except to the extent of funds deposited with Lender in the Tax Reserve Account, failure by Borrower to pay when due any and all Taxes and Other Charges, but in all cases solely to the extent the Property is generating sufficient income to pay the same and such income is made available to Borrower for the payment of same, and (B) failure by Borrower to make the $673,589.00 deposit into the Tax Reserve Account on the first Monthly Payment Date;
(i) the misappropriation of or by Borrower of: (A) any Net Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents or Gross Revenue of any nature in violation of the Loan Documents or during the continuance of an Event of Default, (D) any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender in accordance with the provisions of the Loan Documents, (E) any disbursements of Reserve Funds or any funds held by or on behalf of Borrower by Lender under the Loan Documents, or (F) any other funds due to any Person or to Lender by Borrower in violation of the Loan Documents;
(j) failure by Borrower to pay charges for labor or materials or other charges that can create Liens on any portion of the Property; provided, however, that there shall be no liability under this clause (j), to the extent (1) cash flow from the Property received by Borrower after paying other expenses of the Property and Debt Service is insufficient to satisfy such charges, or (2) if such cash flow is sufficient, Lender does not permit the use of such cash flow for such purpose;
(k) Borrower fails to obtain Lender’s prior written consent to any Indebtedness or Lien encumbering the Property or any indirect interest (of any form of ownership) in the Property or Borrower (other than Permitted Indebtedness) if such Lien was filed by, or such filing was affirmatively approved or acquiesced to by, a Borrower Related Party; or
(l) any material breach by Borrower of the covenants contained in this Agreement or the other Loan Documents relating to the requirement that Borrower shall be a Special Purpose Bankruptcy Remote Entity.
Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that (each, a “Springing Recourse Event”):
(i) Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(ii) any Borrower Related Party solicits or causes to be solicited petitioning creditors for the filing by any Person(s) of any involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(iii) an involuntary petition is filed against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Person in which any Borrower Related Party colludes with or otherwise assists such Person;
(iv) unless at the request or otherwise with the consent of Lender or its Affiliate, any Borrower Related Party files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against Borrower by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law;
(v) unless at the request or otherwise with the consent of Lender or its Affiliate, any Borrower Related Party consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property or colludes with or otherwise assists any Person in filing such an application;
(vi) unless at the request or otherwise with the consent of Lender or its Affiliate, Borrower makes an assignment for the benefit of creditors, or admitting in any legal proceeding, its insolvency or inability to pay its debts as they become due (provided, that if Borrower is required by applicable law to admit the same in a legal proceeding and Borrower is in fact insolvent, then such admission, in and of itself, shall not be a Full Recourse Event);
(vii) other than a Permitted Transfer, the occurrence, without the prior written consent of Lender, of any Transfer;
(viii) the breach of any covenant contained herein relating to the requirement that Borrower and SPC Party shall each be a Special Purpose Entity if Borrower or SPC Party, as a result thereof, is subsequently substantively consolidated with any other Person; or
(ix) any Borrower Related Party interferes with or hinders the prosecution of any enforcement action or exercise of rights or remedies by Lender under any Loan Document, or seeks a defense judicial intervention or injunctive or other equitable relief of any kind, or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan (other than those actions taken, or those defenses that are raised, by any Borrower Related Party in good faith that are not frivolous.
Section 11.23 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
Section 11.24 Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.
Section 11.25 Assignments and Participations.
(a) The Lender may consummate a Secondary Market Transaction without the consent of any Person subject to the limitations set forth in Article IX.
(b) Lender may, in connection with any Secondary Market Transaction disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of Borrower or any of its Affiliates subject to the limitations set forth in Article IX.
(c) Upon any assignment of the Loan, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment, have the rights and obligations of Lender under this Agreement.
(d) Borrower agrees that each Participant shall be entitled to the benefit of Section 2.5 (subject to the requirements and obligations therein, including the requirements under Section 2.5(f) (it being understood that the documentation required under Section 2.5(f) shall be delivered to the participating Lender)).
Section 11.26 Set‑Off.
In addition to any rights and remedies of Lender provided by this Agreement and by law, the Lender shall have the right, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set‑off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to Borrower. Lender agrees promptly to notify Borrower after any such set‑off and application made by Lender.
Section 11.27 REOC Status.
Borrower is a “real estate operating company” (a “REOC”) as defined in the Department of Labor regulations, located at 29 C.F.R. Section 2510.3-101 and shall at all times qualify as a

REOC. Borrower will provide any additional information reasonably requested by Lender to confirm Borrower’s REOC status.
Section 11.28 Delegation By Lender; Lender Consultation and Information Right.
(a) Borrower acknowledges and agrees that one or more direct or indirect members of Lender intend to qualify as a “venture capital operating company” as defined in the Department of Labor regulations, located at 29 C.F.R. Section 2510.3-101 (a “VCOC”). Accordingly, Borrower acknowledges and agrees that the approval, consent and inspection rights reserved to the Lender in this Agreement may be exercised directly by a VCOC and that the exercise of such rights by a VCOC shall be treated as a direct exercise of such rights by the Lender.
(b) Lender shall have the right to (subject to any express limitations or any express rights of Borrower set forth in this Agreement):
(i)consult routinely with and advise Borrower regarding the business operation and management of the Borrower and the Property and the financial and other condition of Borrower or the Property; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings may occur on a regular basis of reasonable frequency with Lender having the right to call special meetings at any reasonable times upon reasonable prior notice thereof.
(ii)request notice from Borrower of any material development affecting Borrower or the Property and consult with Borrower with respect to such matter.
(iii)request from Borrower such forecasts, projections and other financial and business data as reasonably required by Lender.
(iv)from time to time upon reasonable notice examine the books and records of Borrower at the office of the Borrower (or other person maintaining them) and to make such copies or extracts thereof as Lender shall desire, at the Lender’s expense.
(v)the right, in accordance with the terms of this Agreement, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness in accordance with this Agreement;
(vi)the right, without restricting any other rights of Lender under this Agreement (including any similar right), to restrict financing to be obtained with respect to the Property so long as any portion of the Debt remains outstanding;

(vii)the right, without restricting any other right of Lender under this Agreement or the other Loan Documents (including any similar right), to restrict, upon the occurrence of an Event of Default, Borrower’s payments of management, consulting, director or similar fees to Affiliates of Borrower from the Rents;
(viii)the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any operating budget and/or capital budget of Borrower to the extent Lender has such right in this Agreement;
(ix)the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of Property); and
(x)the right, without restricting any other rights of Lender under this Agreement (including any similar right), to restrict the transfer of interests in Borrower held by its members, and the right to restrict the transfer of interests in such member, except for any transfer that is a Permitted Transfer.
(c) The rights described above may be exercised directly or indirectly by any Person that owns substantially all of the ownership interests in Lender.  The provisions of this Section are intended to satisfy the requirement of management rights for purposes of the Department of Labor “plan assets” regulation 29 C.F.R., Section 2510.3-101.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:
INVESCO CMI INVESTMENTS, L.P.,
a Delaware limited partnership

By: Invesco CMI Investments GP, LLC, a
        Delaware limited liability company,
        its general partner

        By: /s/ Jason W. Geer
              Name: Jason W. Geer
              Title: Proper Officer

BORROWER:

NOHO COMMONS PACIFIC OWNER LLC,
a Delaware limited liability company

By: KBS SOR II Lofts at Noho Commons, LLC, its sole member

By: Noho Commons Pacific Investors LLC, its Managing Member

                By: Slovin Properties, Inc., its manager

                                By: / s Karl Slovin
                                Name: Karl Slovin
                                Title: President